Information contained in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(3)
Registration No. 333-118020
Registration No. 333-118020-01
Subject to Completion
Preliminary Prospectus Supplement dated January 8, 2008

PROSPECTUS SUPPLEMENT

(To prospectus dated October 21, 2004)
$

Block Financial LLC
  % Notes due 2013
Fully and Unconditionally Guaranteed by
H&R Block, Inc.

We will pay interest on the notes on          and           of each year, beginning          , 2008. The notes will mature on          , 2013. We may redeem some or all of the notes at any time at the redemption price described in this prospectus supplement. If we experience a change of control triggering event, we may be required to offer to purchase the notes from holders as described in this prospectus supplement. The interest rate payable on the notes will be subject to adjustments from time to time if either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services downgrades (or subsequently upgrades) the debt rating assigned to the notes as described in this prospectus supplement. There is no sinking fund for the notes.

The notes will be unsecured obligations of Block Financial LLC and will rank equally with all of its other existing and future unsecured and unsubordinated senior indebtedness. The notes will be fully and unconditionally guaranteed by H&R Block, Inc. The guarantee will rank equally with all of H&R Block, Inc.’s existing and future unsecured and unsubordinated senior indebtedness and guarantees. The notes will be issued in registered form only, in denominations of $2,000 and whole multiples of $1,000.

Investing in our notes involves risks. See “Risk Factors” beginning on page S-8 of this prospectus supplement for more information.

	Per Note	Total

Public offering price(1)%		$
Underwriting discount	%	$
Proceeds, before expenses, to Block Financial LLC	%	$

(1) Plus accrued interest from January   , 2008, if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream and Euroclear on or about January   , 2008.

Joint Book-Running Managers

Merrill Lynch & Co.	JPMorgan	HSBC

The date of this prospectus supplement is January   , 2008.

Prospectus Supplement

Prospectus

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement relates to a prospectus which is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC, utilizing a “shelf” registration process. Under this “shelf” registration process, we may sell the debt securities described in the accompanying prospectus in one or more offerings up to the aggregate total amount stated therein. The accompanying prospectus provides you with a general description of the debt securities we may offer. This prospectus supplement contains specific information about the terms of this offering. This prospectus supplement may add, update or change information contained in the accompanying prospectus. If information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information contained in this prospectus supplement. Please carefully read both this prospectus supplement and the accompanying prospectus in addition to the information described in this prospectus supplement in “Incorporation of Information Filed with the SEC” and “How to Obtain More Information.”

This prospectus supplement offers a series of notes to be issued by Block Financial LLC. Block Financial LLC is also referred to as “Block Financial” in this prospectus supplement. The notes are fully and unconditionally guaranteed by H&R Block, Inc. H&R Block, Inc. is also referred to as “H&R Block” in this prospectus supplement. Block Financial and H&R Block are collectively referred to as “us” or “we” in this prospectus supplement.

HOW TO OBTAIN MORE INFORMATION

H&R Block files annual, quarterly and interim reports, proxy and information statements and other information with the SEC. These filings contain important information, which does not appear in this prospectus supplement or the accompanying prospectus. The reports and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of this material can be obtained by mail from the Public Reference Section of the SEC at Room 1580, 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements and other materials that are filed through the SEC Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.

We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus supplement. You should be aware that this prospectus supplement does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information that we have filed with the SEC, as described in the preceding paragraph. Statements contained in this prospectus supplement concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus supplement and the accompanying prospectus the information we file with the SEC, which means we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus. We are incorporating by reference into this prospectus supplement the following documents filed with the SEC:

•	H&R Block’s Annual Report on Form 10-K for the year ended April 30, 2007, as filed on June 29, 2007.

•	H&R Block’s Quarterly Reports on Form 10-Q for the quarters ended July 31, 2007, as filed on September 6, 2007, and October 31, 2007, as filed on December 13, 2007.

S-ii

•	H&R Block’s Current Reports on Form 8-K filed on May 1, 2007, May 17, 2007, June 19, 2007, July 3, 2007, July 20, 2007, August 7, 2007, August 9, 2007 (as amended by our Amendment to Current Report filed on Form 8-K/A on September 11, 2007), August 13, 2007, August 22, 2007, September 25, 2007, October 3, 2007, October 15, 2007, October 25, 2007, November 1, 2007, November 8, 2007, November 19, 2007, November 23, 2007, November 27, 2007, November 29, 2007, December 4, 2007, December 21, 2007 and December 31, 2007.

•	H&R Block’s Definitive Proxy Statement on Schedule 14A for H&R Block’s 2007 Annual Meeting of Shareholders, as filed on July 30, 2007 and H&R Block’s Definitive Proxy Statement on Schedule 14A for H&R Block’s Special Meeting of Shareholders, as filed on November 21, 2007.

In addition, all documents filed by H&R Block under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the securities covered by this prospectus supplement will be deemed incorporated by reference herein. Any statement contained herein or incorporated or deemed to be incorporated herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

The following information contained in documents described above is not incorporated herein by reference: (i) information furnished under, and exhibits relating to, Items 2.02 and 7.01 of H&R Block’s Current Reports on Form 8-K, unless such reports specifically provide for such incorporation, (ii) certifications accompanying or furnished in any such documents pursuant to Title 18, Section 1350 of the United States Code and (iii) any other information in such documents which is not deemed to be filed with the SEC under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section (except the information in Part I of H&R Block’s Quarterly Reports on Form 10-Q).

You can obtain documents incorporated by reference in this prospectus supplement or the accompanying prospectus and any other applicable offering materials (including exhibits that are specifically incorporated by reference in such documents) at no cost to you by requesting them in writing or by telephone from us at the following address:

H&R Block, Inc.
Attn: Investor Relations
One H&R Block Way
Kansas City, Missouri 64105
(800) 869-9220

H&R Block’s SEC filings also are available through its Internet website at www.hrblock.com. The information on such website is not, and you must not consider the information to be, a part of this prospectus supplement or the accompanying prospectus.

As you read these documents, you may find some differences in information from one document to another. You should assume that the information appearing in the prospectus supplement or the accompanying prospectus is accurate only as of the date on their respective covers, and you should assume the information appearing in any document incorporated or deemed to be incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate only as of the date that document was filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since those dates.

S-iii

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein may include forward-looking statements within the meaning of Section 27A of Securities Act of 1933, as amended, and Section 21E of the Exchange Act. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. All statements other than statements of historical fact may be deemed to be forward-looking statements. Examples of forward-looking statements include, but are not limited to:

•	projections of revenues, income or loss, earnings or loss per share, capital expenditures, the payment or non-payment of dividends, the repurchase of stock, capital structure and other financial items;

•	statements of plans and objectives of H&R Block’s management or Board of Directors, including plans or objectives relating to products, services or business sales;

•	statements of future economic performance; and

•	statements of assumptions underlying the statements described in the above bullet points.

Forward-looking statements can often be identified by the use of forward-looking terminology, such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates”, “may”, “will be” and variations of these words and similar expressions. Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this prospectus supplement, the accompanying prospectus and in documents incorporated by reference. We do not undertake to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

Forward-looking statements are not guarantees of future performance or results, and are subject to known and unknown risks and uncertainties. Forward looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. Actual results may vary materially and adversely from those anticipated in the forward-looking statements. Some of the factors that could cause actual results to differ include:

•	the effect of economic and market conditions, volatility in the non-prime mortgage industry and changes in interest rates;

•	our involvement in lawsuits;

•	changes in federal and state government regulations concerning the securities and banking industries in general;

•	changes in federal and state government regulations related to refund anticipation loans, privacy of client information, the practice of public accounting and auditor independence rules;

•	our ability to complete evaluations of internal controls and provide related certifications in accordance with various SEC rules;

•	the effect of changes in delinquency rates or collateral values relating to mortgage loans held for investment;

•	the risk that we may identify material deficiencies in our internal controls, and the risk that we may be unable to correct such deficiencies in a timely manner;

•	our ability to borrow in the future;

•	recent changes in our independent public accounting firm, which may result in changes in our financial reporting if our new auditor has a different interpretation with respect to our application of generally accepted accounting principles;

•	our ability to attract and retain experienced financial advisors;

S-iv

•	our ability to regain compliance with Office of Thrift Supervision (“OTS”) regulatory capital requirements;

•	our ability to continue to facilitate the offering of refund anticipation loans;

•	increased competition for tax preparation clients in our retail offices, online and software channels;

•	delays by the Internal Revenue Service (“IRS”) in accepting certain electronically filed tax returns;

•	risk of loss resulting from inadequate or failed processes or systems, theft or fraud;

•	risks associated with the termination of the agreement to sell Option One Mortgage Corporation (“OOMC”);

•	risks associated with the termination of the origination activities of OOMC;

•	risks associated with the liquidity demands to fund servicing advances to loan pools serviced by OOMC;

•	risks associated with litigation and other contingent liabilities arising from OOMC’s historical and ongoing operations;

•	risks associated with the failure to sell our remaining loan servicing business, including the risk of further impairment;

•	if a down grade in our credit ratings were to occur, the effect of such down grade on our liquidity, capital resources and cost of capital; and

•	other risks referenced from time to time in filings with the SEC and those factors listed or incorporated by reference into this prospectus supplement under “Risk Factors.”

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in H&R Block’s reports filed with the SEC and incorporated by reference herein. See “Incorporation of Information Filed with the SEC.” In addition, other factors not identified could also have such an effect. We cannot give you any assurance that the forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus supplement or the accompanying prospectus, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or objectives and plans will be achieved.

S-v

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement. Because this is a summary, it does not contain all the information that may be important to you. For a more complete understanding of our business and this offering, you should read the entire prospectus supplement and the accompanying prospectus and the documents incorporated by reference in this prospectus supplement, including our “Risk Factors” and financial statements.

H&R Block, Inc.

H&R Block was organized as a corporation in 1955 under the laws of the State of Missouri, and is a holding company with operating subsidiaries providing financial services and products to the general public.

H&R Block is a financial services company with subsidiaries providing tax, investment, mortgage, and accounting and business consulting services and products. H&R Block’s Tax Services segment provides income tax return preparation and other services and products related to tax return preparation to the general public in the United States, Canada and Australia. H&R Block’s Business Services segment is a non-attest national accounting, tax and business consulting firm primarily serving mid-sized businesses under the RSM McGladrey name. H&R Block’s Consumer Financial Services segment offers brokerage services, along with investment planning and related financial advice, through H&R Block Financial Advisors and full-service banking through H&R Block Bank (“HRB Bank”). H&R Block’s mortgage operations, which were primarily directed through Option One Mortgage Corporation (“OOMC”), have discontinued originating loans. The loan servicing operations are in the process of being offered for sale and all mortgage operations have been accounted for as discontinued operations.

H&R Block’s principal executive office is located at One H&R Block Way, Kansas City, Missouri 64105. The telephone number for H&R Block’s principal executive office is (816) 854-3000.

Block Financial LLC

Block Financial is an indirect wholly-owned subsidiary of H&R Block. Block Financial was incorporated in May 1992 for the purpose of issuing debt and developing and providing tax-related and technology-related financial services. Block Financial was converted to a Delaware limited liability company effective January 1, 2008. Block Financial’s principal business activities include:

•	purchasing participation interests in Refund Anticipation Loans or “RALs” made by a lending bank to H&R Block tax customers;

•	servicing non-prime loans;

•	providing brokerage services and investment planning services;

•	offering equity lines of credit to H&R Block’s tax preparation franchisees;

•	issuing commercial paper and corporate debt obligations to finance our working capital needs;

•	developing and marketing TaxCut income tax preparation software, H&R Block DeductionProTM, Kiplinger’s Home and Business Attorney and Kiplinger’s WILLPowersSM software products; and

•	full-service banking operations through HRB Bank.

Refund Anticipation Loans.  Since July 1996, Block Financial has been a party to agreements with Household Tax Masters, Inc. (“Household”) and others to purchase participation interests in RALs provided by a lending bank to H&R Block tax clients. The July 1996 agreement was amended and restated in January 2003 and again in June 2003. In January 2003, Block Financial entered into an agreement with Household, whereby Block Financial waived its right to purchase any participation interests in and to receive fees related to RALs during the period January 1, through April 30, 2003. In the June 2003 agreement, Block Financial obtained the right to purchase a 49.9% participation interest in RALs obtained through offices owned by subsidiaries of H&R Block and a 25% interest in RALs obtained through major franchise offices. Pursuant to agreements entered into in September 2005 with HSBC Holdings plc (“HSBC”) (a successor to Household by acquisition) and certain affiliates of HSBC, Block Financial obtained the right to purchase a 49.999999% participation interest in RALs originated by HSBC or certain HSBC affiliates obtained through offices owned by subsidiaries of H&R Block and through franchise offices. Block Financial’s purchases of the RAL participation interests are financed through short-term borrowings, and it bears all of the credit risk associated with its interests in the RALs.

H&R Block Financial Advisors, Inc.  Block Financial provides brokerage services and investment planning through H&R Block Financial Advisors, Inc. Products and services offered to customers include traditional brokerage products, as well as annuities, insurance, fee-based accounts, online account access, equity research and focus lists, model portfolios, asset allocation strategies, and other investment tools and information.

Franchise Equity Lines of Credit.  Block Financial offers to H&R Block’s tax preparation franchisees lines of credit under a program designed to better enable the franchisees to refinance existing business debt, expand or renovate offices or meet off-season cash flow needs. A franchise equity loan is a revolving line of credit secured by the H&R Block franchise and underlying business.

H&R Block Bank.  HRB Bank offers traditional consumer banking services, including checking and savings accounts, individual retirement accounts, certificates of deposit and prepaid debit card accounts. In 2007, HRB Bank offered the H&R Block Emerald Prepaid Debit Mastercard, a stored value card with the H&R Block brand name (the “Emerald Card”), through H&R Block retail tax offices. In late 2007, HRB Bank began offering through H&R Block retail tax offices the Emerald Advance Line of Credit, a unique revolving line of credit linked to the Emerald Card.

Non-Prime Mortgage Operations.  Block Financial services non-prime loans through OOMC. Revenues consist primarily of servicing fee income. OOMC has discontinued originating loans and we are currently in the process of attempting to sell our mortgage servicing business. We are accounting for OOMC as a discontinued operation. There can be no assurance that we will be able to sell this business on terms acceptable to us.

Block Financial’s principal executive office is located at One H&R Block Way, Kansas City, Missouri 64105. The telephone number for H&R Block’s principal executive office is (816) 854-3000.

Recent Developments — Discontinued Operations

On April 19, 2007, we entered into an agreement to sell OOMC to Cerberus Capital Management (“Cerberus”). In conjunction with this plan, we also announced we would terminate the operations of H&R Block Mortgage Corporation (“HRBMC”), a wholly-owned subsidiary of OOMC.

On December 4, 2007, we agreed to terminate the agreement with Cerberus in light of the changing business environment for OOMC, as mutually acceptable alternatives for restructuring the original agreement could not be reached. We are in the process of terminating all origination activities and we are pursuing the sale of OOMC’s loan servicing activities.

Termination of the mortgage lending activities of OOMC is expected to result in a pretax restructuring charge of $74.8 million. The restructuring charge covers expected severance and lease termination costs, write-off of property, plant and equipment and related shutdown costs. Of the total restructuring charge, $34.9 million was incurred in our second quarter ending October 31, 2007, with the remainder to be incurred primarily in our third quarter ending January 31, 2008. This charge, combined with the restructuring activities previously announced, brings our total restructuring charges for the three and six months ended October 31, 2007 to $61.0 million and $77.1 million, respectively.

Following the termination of its loan origination activities, OOMC will continue to carry out its servicing activities and collect servicing revenues as it does today. Because of the cessation of new originations, the volume of mortgage loans serviced will gradually decline as the aggregate principal amount of existing loans being serviced declines without replacement. The majority of OOMC’s servicing activities are carried out with respect to loans owned by third parties.

We have estimated the fair values of the servicing business and other assets, which resulted in an additional asset impairment for the second quarter ending October 31, 2007 of $123.0 million, bringing our total impairment recorded in discontinued operations to $146.2 million for the six months ended October 31, 2007. Fair value estimates are subject to various assumptions and changing market conditions and, therefore, actual results may differ from our current estimates.

See discussion of operating results in the documents incorporated by reference herein.

The Offering

The following is a brief summary of some of the terms of this offering. For a more complete description of the terms of the notes see “Description of Notes” in this prospectus supplement and “Description of Debt Securities” in the accompanying prospectus.

Issuer	Block Financial LLC, a Delaware limited liability company.

Guarantor	H&R Block, Inc., a Missouri corporation.

Notes offered	$ initial principal amount of % notes due 2013, fully and unconditionally guaranteed by H&R Block.

Maturity Date	, 2013, unless earlier redeemed by us at our option.

Interest payment dates	The and of each year, beginning , 2008 to holders of record at the close of business on the preceding and , respectively.

Interest rate adjustment	The interest rate payable on the notes will be subject to adjustments from time to time if either Moody’s or S&P downgrades (or subsequently upgrades) the debt rating assigned to the notes as described under “Description of Notes — Interest Rate Adjustment”.

Optional redemption	At our option, we may redeem any or all of the notes, in whole or in part, at any time as described under “Description of Notes — Optional Redemption”.

Mandatory offer to repurchase	If we experience a “Change of Control Triggering Event” (as defined in this prospectus supplement), we will be required, unless we have exercised our right to redeem the notes, to offer to purchase the notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest. See “Description of Notes — Change of Control Triggering Event”.

Ranking	The notes are unsecured obligations of Block Financial and will rank equally with all of its other existing and future unsecured and unsubordinated senior debt. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by H&R Block. The guarantee will rank equally with H&R Block’s existing and future unsecured and unsubordinated senior indebtedness and guarantees. The notes and the guarantee will be effectively junior to any secured debt of Block Financial or H&R Block, and effectively junior to liabilities of the subsidiaries of Block Financial or H&R Block.

As of October 31, 2007, Block Financial had outstanding approximately $3.1 billion of liabilities ranking senior to the notes and approximately $2.5 billion of indebtedness ranking pari passu with the notes. As of the same date, H&R Block (excluding Block Financial) had outstanding approximately $858.7 million of liabilities ranking senior to the guarantee of the notes and approximately $16.7 million of indebtedness ranking pari passu with the guarantee of the notes.

On a pro forma basis giving effect to this offering and the application of the net proceeds therefrom, as of October 31, 2007, Block Financial would have had outstanding approximately $3.1 billion of liabilities ranking senior to the notes and approximately $ billion of indebtedness ranking pari passu with notes.

Covenants	We will issue the notes under an indenture containing covenants for your benefit. These covenants restrict our ability, with certain exceptions, to:

• merge or consolidate with another entity or transfer all or substantially all of our property and assets; and

• incur liens.

Additional notes	We may create and issue further notes ranking equally and ratably with the notes in all respects, so that such further notes will be consolidated and form a single series with the notes and will have the same terms as to status, redemption or otherwise as the notes.

Denomination and form	We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, société anonyme and Euroclear Bank, S.A./N.V., as operator of the Euroclear System, will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Designated trustee	Deutsche Bank National Trust Company.

Governing law	The notes, the guarantee and the indenture will be governed by New York law.

Use of proceeds	The net proceeds to us from the sale of the notes offered hereby are expected to be approximately $ million, after deducting the underwriting discount and commissions and our estimated offering expenses. We intend to use the first $250 million of the net proceeds from this offering to repay the amount outstanding under an Amended and Restated Bridge Credit and Guarantee Agreement we entered into on December 20, 2007 with BNP Paribas. We intend to use the next $50 million of net proceeds from this offering for working capital, capital expenditures, repayment of other debt and other general corporate purposes. Seventy five percent of any additional net proceeds will be applied to repay the amount outstanding under an Amended and Restated Bridge Credit and Guarantee Agreement we entered into on December 20, 2007 with HSBC Bank USA, National Association with the remainder being used for working capital, capital expenditures, repayment of other debt and other general corporate purposes. Pending such uses, we may temporarily invest the net proceeds in short-term marketable securities. In our discretion, we may use all or a portion of the funds designated for general corporate purposes to repay the HSBC bridge facility. See “Use of Proceeds”.

Risk factors	Investing in our notes involves risks. See the “Risk Factors” section of this prospectus supplement, the “Risk Factors” section of the accompanying prospectus, the “Risk Factors” section of H&R Block’s Annual Report on Form 10-K for the year ended April 30, 2007 and the “Risk Factors” section of H&R Block’s Quarterly Reports on Form 10-Q for the quarters ended July 31, 2007 and October 31, 2007, together with all other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, for a discussion of factors you should carefully consider before deciding to invest in the notes.

Ratios of Earnings to Fixed Charges

The ratios of earnings to fixed charges for each of the fiscal years ended April 30, 2003 through 2007 and the six month period ended October 31, 2007 for H&R Block and Block Financial are set forth below. Due to the seasonal nature of our Tax Services and Business Services segments, the ratios of earnings to fixed charges for the six month period ended October 31, 2007 are not indicative of the ratios for the full fiscal year.

	Six Months
	Ended	Fiscal Year Ended April 30,
	October 31, 2007	2007	2006	2005	2004	2003

Block Financial LLC(a)	—	3.8	3.1	1.8	—	—
H&R Block, Inc.(b)	—	3.7	3.9	4.2	4.0	2.2

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense and the portion of operating rental expense management believes represents the interest component of rent expense.

(a)	Fixed charges exceeded earnings by approximately $6.2 million for the six months ended October 31, 2007, approximately $24.7 million for the year ended April 30, 2004, and approximately $64.8 million for the year ended April 30, 2003.

(b)	Fixed charges exceeded earnings by approximately $407.3 million for the six months ended October 31, 2007.

RISK FACTORS

Investing in our notes involves a risk of loss. In addition to the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, you should carefully consider the risks described below and in the “Risk Factors” section of H&R Block’s Annual Report on Form 10-K for the year ended April 30, 2007 and in the “Risk Factors” section of H&R Block’s Quarterly Reports on Form 10-Q for the quarters ended July 31, 2007 and October 31, 2007, all of which are incorporated by reference herein, before making an investment decision with respect to the notes.

Risks Relating to Our Business

Potential Sale Transaction — We may be unsuccessful in selling OOMC, which could result in further impairments.

On April 19, 2007, we entered into an agreement to sell OOMC to Cerberus. In conjunction with this plan, we also announced we would terminate the operations of HRBMC.

On December 4, 2007, we agreed to terminate the agreement with Cerberus in light of the changing business environment for OOMC, as mutually acceptable alternatives for restructuring the original agreement could not be reached. We are in the process of terminating all origination activities and we are pursuing the sale of OOMC’s loan servicing activities.

Following the termination of its loan origination activities, OOMC will continue to carry out its servicing activities and collect servicing revenues as it does today. Because of the cessation of new originations, the volume of mortgage loans serviced will gradually decline as the aggregate principal amount of existing loans being serviced declines without replacement. The majority of servicing activities are carried out with respect to loans owned by third parties.

We have estimated the fair values of the servicing business and other assets, which resulted in an additional impairment for the second quarter ending October 31, 2007 of $123.0 million. Although we are actively pursuing the sale of our remaining loan servicing activities, it is possible that we will be unsuccessful in selling or selling at a price that does not result in further impairment.

Liquidity and Capital — We may not have enough capital to service our debt and to meet our future financing needs and may not be able to obtain additional financing, which could prevent us from meeting our obligations under the notes.

We use capital primarily to fund working capital requirements, pay dividends, share repurchases and acquire businesses.

Market conditions and recent credit-rating downgrades have negatively impacted our ability to issue commercial paper. As an alternative to commercial paper issuance, we have been borrowing under our unsecured revolving committed lines of credit (“CLOCs”) to support working capital requirements arising from off-season operating losses in our Tax Services and Business Services segments and operating losses from our mortgage businesses. We have borrowings totaling $1.8 billion outstanding under our CLOCs, out of a total borrowing capacity of $2.0 billion, as of the date of this prospectus supplement.

The CLOCs, among other things, require that we maintain at least $650.0 million of Adjusted Net Worth, as defined in each of the agreements, on the last day of any fiscal quarter. Before October 31, 2007, we initiated efforts to seek an amendment to the Minimum Net Worth Requirement (i) in light of the possibility that we might not have met the Minimum Net Worth Requirement for the fiscal quarter ended October 31, 2007, (ii) to obtain flexibility for purposes of negotiating a sale of OOMC, and (iii) in light of the possibility that, without the amendment, we would not be in compliance with the Minimum Net Worth Covenant as of January 31, 2008 without taking steps to raise additional capital. On November 19, 2007, effective October 31, 2007, the CLOCs were amended to, among other things, require $450.0 million of Adjusted Net Worth, for the fiscal quarters ending October 31, 2007 and January 31, 2008. When financial results for the six months ended October 31, 2007 were finalized, we determined that we had an Adjusted Net Worth of $544.3 million at October 31, 2007, primarily due to operating losses of our discontinued operations.

A violation of covenants under our CLOCs could adversely affect our access to these funds. In addition, it is possible that the borrowing capacity under our CLOCs may not be sufficient to meet our financing needs. To meet our future financing needs we may be required to obtain additional credit facilities or issue additional debt or equity securities.

As part of our loan servicing responsibilities, we are required to advance funds to cover delinquent scheduled principal and interest payments to security holders, as well as to cover delinquent tax and insurance payments and other costs required to protect the investors’ interest in the collateral securing the loans. Generally, servicing advances are recoverable from either the mortgagor, the insurer of the loan or the investor through the non-recourse provision of the loan servicing contract. In light of increased delinquencies of mortgage loans that we service, the amount of funds we are required to advance on a monthly basis has been increasing. Servicing advances and related assets totaled $821.4 million, $510.2 million and $445.4 million at October, 31, 2007, July 31, 2007 and April 30, 2007, respectively. We expect the volume of servicing advances to increase, although we cannot know the volume of servicing advances that are likely to be required in any given period.

On October 1, 2007, OOMC entered into a facility to fund servicing advances, which provided funding of up to $400.0 million. On November 16, 2007, this agreement was amended to increase the amount of funding available from $400.0 million to $750.0 million. On December 24, 2007, this agreement was amended to increase the amount of funding available from $750.0 million to $800.0 million. To meet our servicing advance obligations, we may need to increase the size of our facility that funds servicing advances, obtain other servicing advance financing or sell portions of our mortgage servicing rights. It is possible that we (i) may not be able to obtain additional servicing advance financing, (ii) may not be able to sell mortgage servicing rights within a timeframe that would allow us to reduce our servicing advance obligations on a timely basis or (iii) may be forced to sell mortgage servicing rights at prices that will result in further impairment.

Market and Credit Risks — The mortgage industry continues to be extremely volatile, which could result in additional operating losses, loan loss provisions or asset impairments.

The valuation of our retained residual interests, mortgage servicing rights and mortgage loans held for sale includes many estimates and assumptions made by management including, but not limited to, interest rates, prepayment speeds and credit losses. Variation in interest rates or the factors underlying our assumptions could affect our results of operations.

Conditions in the non-prime mortgage industry continued to be challenging into fiscal year 2008. Our mortgage operations, as well as the entire industry, were impacted by deteriorating conditions in the secondary market, where reduced investor demand for loan purchases, higher investor yield requirements and increased estimates for future losses reduced the value of non-prime loans. Under these conditions non-prime originators generally reported significant increases in losses and many were unable to meet their financial obligations. Conditions in the non-prime mortgage industry resulted in significant losses in our mortgage operations during fiscal year 2007 and 2008. The mortgage industry continues to be extremely volatile, which could result in further impairments to our residual interests and loans held for sale, or further losses as a result of obligations to repurchase loans previously sold.

To the extent that market conditions remain volatile, or fail to improve, our mortgage business may continue to incur operating losses and asset impairments.

We held mortgage loans at HRB Bank for investment totaling $1.1 billion at October 31, 2007. The overall credit quality of mortgage loans held for investment is impacted by the strength of the U.S. economy and local economic conditions, including residential housing prices. Economic trends that negatively affect housing prices and the job market could result in deterioration in credit quality of our mortgage loan portfolio and a decline in the value of associated collateral. Future ARM resets could also lead to increased delinquencies in our mortgage loans held for investment. Recent trends in the residential mortgage loan market reflect an increase in loan delinquencies and declining collateral values. As a result of similar trends in HRB Bank’s loan portfolio, we recorded loan loss provisions totaling $9.8 million during the quarter ended October 31, 2007.

If adverse trends in the residential mortgage loan market continue, including adverse trends in HRB Bank’s mortgage loan portfolio specifically, we could incur additional significant loan loss provisions.

Regulatory Environment — Banking — H&R Block, as a savings and loan holding company, does not expect to be in compliance with regulatory minimum ratios which could result in the OTS taking further regulatory actions, which could negatively affect our operations. In addition, if we are not in a position to cure deficiencies, our ability to repurchase shares of our common stock, acquire businesses or pay dividends could be impaired.

H&R Block, as a savings and loan holding company, is subject to a three percent minimum ratio of adjusted tangible capital to adjusted total assets, as defined by the Office of Thrift Supervision (“OTS”). We fell below the three percent minimum ratio at April 30, 2007. We notified the OTS of our failure to meet this requirement, and on May 29, 2007, the OTS issued a Supervisory Directive. We submitted a revised capital plan to the OTS on July 19, 2007, in which we expected to meet the three percent minimum ratio at April 30, 2008. The OTS accepted our revised capital plan.

The Supervisory Directive included additional conditions that we will be required to meet in addition to the commitments made as a part of our charter approval order (“Master Commitments”), which included: (1) H&R Block, as a savings and loan holding company, to maintain a 3% minimum ratio of adjusted tangible capital to adjusted total assets, as defined by OTS; (2) maintain all HRB Bank capital within HRB Bank in accordance with the submitted three year business plan; and (3) follow federal regulations surrounding intercompany transactions and approvals. The significant additional conditions included in the Supervisory Directive: (A) require HRB Bank to extend its compliance with a minimum 12.0% leverage ratio through fiscal year 2012; (B) require H&R Block, as a savings and loan holding company, to comply with the Master Commitment at all times, except for the projected capital levels and compliance with the three percent minimum ratio, as provided in the fiscal year 2008 and 2009 capital adequacy projections presented to the OTS on July 19, 2007; (C) institutes reporting requirements to the OTS quarterly and monthly by the Board of Directors and management, respectively; and (D) require HRB Bank’s Board of Directors to have an independent chairperson and at least the same number of outside directors as inside directors.

Operating losses of our discontinued operations for the first half of fiscal year 2008 were higher than projected in our revised capital plan that was submitted to the OTS in July 2007. As a result, our capital levels are lower than those projections. H&R Block continued to be below the three percent minimum ratio during our second quarter, and had adjusted tangible capital of negative $644.4 million, which was below $177.5 million necessary for H&R Block to be in compliance at October 31, 2007.

In November 2007, the OTS directed H&R Block, as a savings and loan holding company, to submit a new revised capital plan no later than January 15, 2008. At this time, we do not expect to be in compliance with the three percent minimum ratio at April 30, 2008. Achievement of the capital plan depends on future events and circumstances, the outcome of which cannot be assured. If we are not in a position to cure deficiencies and if operating results continue to be below our plan, a resulting failure could impair our ability to repurchase shares of our common stock, acquire businesses or pay dividends.

Failure to meet the conditions under the Master Commitment and the Supervisory Directive, including capital levels of H&R Block, could result in the OTS taking further regulatory actions, such as a supervisory agreement, cease-and-desist orders and civil monetary penalties. The OTS could also require us to sell assets, which could negatively impact our operations. At this time, the financial impact, if any, of additional regulatory actions cannot be determined.

Regulatory Environment — Tax Services — The IRS has postponed the electronic filing of certain tax returns until mid February 2008 which may result in a shifting of our revenues from our fiscal third quarter to our fourth quarter, could potentially result in a decline in the number of tax returns we prepare during the 2008 fiscal year and could cause us to incur additional operating expenses.

The Alternative Minimum Tax (“AMT”) was enacted in 1969 to ensure that a small number of high-income taxpayers could not use special tax deductions to substantially eliminate their tax. Because this initial legislation was not indexed for inflation, an increasing number of taxpayers are becoming subject to AMT. In December 2007, Congress passed legislation to limit the number of affected taxpayers for the 2007 tax year. The IRS has indicated that it will need to postpone the electronic filing of certain tax returns until mid February 2008. Delays by the IRS in accepting certain electronic filings may result in a shifting of our revenues from our fiscal third quarter to our fourth quarter, could potentially result in a decline in the number of tax returns we prepare during the 2008 fiscal year, and could cause us to incur additional operating expenses and further impact our net worth. The effect to our business and financial results is uncertain.

Refund Anticipation Loans — A reduction in our ability to facilitate the issuance of RALs could adversely affect our operations.

Changes in government regulation related to RALs could adversely affect our ability to offer RALs or our ability to purchase participation interests. Third-party financial institutions currently originating RALs and similar products could decide to cease or significantly limit such offerings and related collection practices. Changes in IRS practices could adversely affect our ability to use the IRS debt indicator to limit our bad debt exposure. In January 2008, the IRS announced that it is considering proposing rules that would prohibit a tax return preparer from disclosing personal tax return information to RAL lenders with the tax payer’s consent for use in connection with the marketing and issuance of RALs. Changes in any of these, as well as possible litigation related to RALs, may adversely affect our results of operations.

Since July 1996, we have been a party to agreements with HSBC and its predecessors to participate in RALs provided by a lending bank to H&R Block tax clients. During fiscal year 2006, we signed a new agreement with HSBC under which HSBC and its designated bank will provide funding of all RALs offered through June 2011. We may extend this agreement for two successive one-year periods. If HSBC and its designated bank do not continue to provide funding for RALs, we could seek other RAL lenders to continue offering RALs to our clients or consider alternative funding strategies.

The RAL program is regularly reviewed both from a business perspective and to ensure compliance with applicable state and federal laws. It is our intention to continue to offer the RAL program in the foreseeable future.

Loss of the RAL program could adversely affect our operating results. In addition to the loss of revenues and income directly attributable to the RAL program, the inability to offer RALs could indirectly result in the loss of retail tax clients and associated tax preparation revenues, unless we were able to take mitigating actions. Total revenues related directly to the RAL program (including revenues from participation interests) were $193.5 million for the year ended April 30, 2007, representing 4.8% of consolidated revenues and contributed $120.5 million to the segment’s pretax results. Revenues related directly to the RAL program totaled $179.3 million for the year ended April 30, 2006, representing 5.0% of consolidated revenues and contributed $106.5 million to the segment’s pretax results.

Risks Relating to the Notes

We may not be able to repurchase the notes upon a change of control.

Upon the occurrence of change of control events that constitute Change of Control Triggering Events, unless we have exercised our right to redeem the notes, each holder of notes will have the right to require us to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. If we experience a Change of Control Triggering Event, there can be no assurance that we would have sufficient financial resources available to satisfy our obligations to repurchase the notes. Our failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes. See “Description of Notes — Change of Control Triggering Event”.

We may be unable to pay interest on or repay the notes; our subsidiaries will have no obligations to the holders of the notes and the liabilities of our subsidiaries will be effectively senior to the notes.

The notes will mature on          , 2013. In addition, we will be obligated to pay interest on the notes semiannually on          and          each year, beginning          , 2008. On October 31, 2007, we had approximately $2.9 billion of total debt outstanding. Our ability to make interest payments on this debt will depend in part on our cash flow. Our cash flow and, consequently, our ability to pay interest in cash and to service our debt, including the notes, will be dependent upon the cash flow of our subsidiaries and the payment of funds to us by those subsidiaries in the form of loans, dividends or otherwise. Our subsidiaries will be separate and distinct legal entities and will have no obligation, contingent or otherwise, to pay any amounts due on the notes or to make cash available for that purpose. These subsidiaries may use the earnings they generate, as well as their existing assets, to fulfill their own direct obligations. As of October 31, 2007, these subsidiaries had outstanding liabilities of approximately $6.6 billion. Our subsidiaries may incur additional liabilities. The liabilities of our subsidiaries will be effectively senior to the notes.

The indenture governing the notes will not limit our ability to incur future indebtedness, pay dividends, repurchase securities, engage in transaction with affiliate or engage in other activities, which could adversely affect our ability to pay our obligations under the notes

The indenture governing the notes does not contain any financial covenants and contains only limited restrictive covenants. The indenture will not limit our or our subsidiaries’ ability to incur additional indebtedness, issue or repurchase securities, pay dividends or engage in transactions with affiliates. We, therefore, may pay dividends and incur additional debt, including secured indebtedness in certain circumstances or indebtedness by, or other obligations of, our subsidiaries to which the notes would be structurally subordinate. Our ability to incur additional indebtedness and use our funds for numerous purposes may limit the funds available to pay our obligations under the notes.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are an assessment by rating agencies of our ability to pay our debts when due. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Agency ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization. Each agency’s rating should be evaluated independently of any other agency’s rating.

No prior market exists for the notes and you cannot be sure that an active trading market will develop for those notes.

No public market exists for the notes and we cannot assure the liquidity of any market that may develop for the notes, the ability of the holders to sell their notes or the price at which holders will be able to sell their notes. We do not intend to apply for listing of the notes on any securities exchange. Future trading prices of the notes will depend on many factors including, among other things, prevailing interest rates, our credit ratings, our operating results and the market for similar securities.

The underwriters have informed us that they intend to make a market in the notes. They are not, however, obligated to do so, and they may terminate any such market making activity at any time without notice to the holders of the notes. See “Under-writing.”

Federal and state statues allow courts, under specific circumstances, to void guarantees, subordinate claims in respect of guarantees and require note holders to return payments received from guarantors.

The notes will be guaranteed by H&R Block. The issuance of the guarantee by H&R Block may be subject to review under state and federal laws if a bankruptcy, liquidation or reorganization case or a lawsuit, including in circumstances in which bankruptcy is not involved, were commenced at some future date by, or on behalf of, our unpaid creditors or the unpaid creditors of H&R Block. Under the federal bankruptcy laws and comparable provisions of state fraudulent transfer laws, a court may void or otherwise decline to enforce a guarantor’s guarantee, or subordinate such guarantee to such guarantor’s existing and future indebtedness. While the relevant laws may vary from state to state, a court might do so if it found that when a guarantor entered into its guarantee or, in some states, when payments became due under such guarantee, such guarantor received less than reasonably equivalent value or fair consideration and either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

The court might also void a guarantee, without regard to the above factors, if the court found that a guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors. In addition, any payment by a guarantor pursuant to its guarantee could be voided and required to be returned to such guarantor or to a fund for the benefit of such guarantor’s creditors. A court would likely find that H&R Block did not receive reasonably equivalent value or fair consideration for such guarantee if H&R Block did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void the guarantee, you would no longer have a claim against H&R Block. Sufficient funds to repay the notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from H&R Block. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;

•	if the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

To the extent a court voids the guarantee as a fraudulent transfer or holds the guarantee unenforceable for any other reason, holders of notes would cease to have any direct claim against H&R Block. If a court were to take this action, H&R Block assets would be applied first to satisfy its liabilities, if any, before any portion of its assets could be applied to the payment of the notes. The guarantee will contain a provision intended to limit H&R Block liability to the maximum amount that it could incur without causing the incurrence of obligations under its guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantees from being voided under fraudulent transfer law, or may reduce H&R Block obligation to an amount that effectively makes the guarantee worthless.

SELECTED FINANCIAL DATA

Set forth below are consolidated financial data of H&R Block for the periods indicated. H&R Block’s selected consolidated financial information for the three year period ended April 30, 2007 have been derived from H&R Block’s audited consolidated financial statements.

The selected financial data for H&R Block as of and for the six months ended October 31, 2006 and 2007 are derived from H&R Block’s unaudited consolidated financial statements. In the opinion of management, such unaudited financial information contains all adjustments, consisting only of normal, recurring items, necessary to present fairly the financial information for such periods. Due to the seasonal nature of our Tax Services and Business Services segments, the results for the six months ended October 31, 2006 and 2007 are not indicative of the results of operations for a full fiscal year.

This table should be read in conjunction with H&R Block’s consolidated financial statements, including the related footnotes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in H&R Block’s Annual Report on Form 10-K for the fiscal year ended April 30, 2007 and in H&R Block’s Quarterly Reports on Form 10-Q for the fiscal quarters ended July 31, 2007 and October 31, 2007, which are incorporated by reference herein and available as described under “Incorporation of Information Filed with the SEC” and “How to obtain More Information”.

				Six Months Ended
	Fiscal Years Ended April 30,			October 31,
	2005	2006	2007	2006	2007
				(Unaudited)
	(In thousands, except per share data)

Revenues	$3,146,369	$3,574,753	$4,021,274	$738,853	$816,033
Operating expenses	$2,584,218	$3,037,739	$3,361,412	$1,118,602	$1,241,168
Net income (loss) from continuing operations	$319,749	$297,541	$374,337	$(238,836)	$(245,928)
Net income (loss) from discontinued operations	$304,161	$192,867	$(807,990)	$(49,001)	$(558,923)

Net income (loss)	$623,910	$490,408	$(433,653)	$(287,837)	$(804,851)

Basic earnings (loss) per share from continuing operations	$0.96	$0.91	$1.16	$(0.74)	$(0.76)
Basic earnings (loss) per share from discontinued operations	$0.92	$0.58	$(2.50)	$(0.15)	$(1.72)
Diluted earnings (loss) per share from continuing operations	$0.95	$0.89	$1.15	$(0.74)	$(0.76)
Diluted earnings (loss) per share from discontinued operations	$0.90	$0.58	$(2.48)	$(0.15)	$(1.72)
Dividends paid on common stock per share	$0.43	$0.49	$0.53	$0.26	$0.28

Balance Sheet Data	As of October 31, 2007
(In thousands, unaudited)

Cash and cash equivalents	$386,915
Cash and cash equivalents — restricted	$237,176
Total assets	$7,106,771
Long Term Debt	$2,144,012
Shareholders’ equity	$544,280

CAPITALIZATION

The following table sets forth the consolidated capitalization of H&R Block as of October 31, 2007, on an actual basis and as adjusted to give effect to the sale of the notes offered hereby and the application of the estimated net proceeds as described in “Use of Proceeds”. This table should be read in conjunction with our consolidated financial statements and related notes contained in H&R Block’s Quarterly Report on Form 10-Q for the quarter ended October 31, 2007, which is incorporated by reference herein. See “Incorporation of Information Filed with the SEC”.

	As of October 31, 2007
	Actual	As Adjusted
	(Unaudited, in thousands
	except share data)

Cash and cash equivalents	$386,915	$
Cash and cash equivalents — Restricted	$237,176		$237,176
Debt:
Short-term debt	$511,480	$
Long-term debt	$2,144,012	$

Total debt	$2,655,492	$

Shareholders’ equity:
Convertible preferred stock, no par, stated value $0.01 per share	$—		$—
Common stock, no par, stated value $.01 per share, 800,000,000 shares authorized, 435,890,796 shares issued	$4,359		$4,359
Additional paid-in capital	$678,407		$678,407
Accumulated other comprehensive income	$1,131		$1,131
Retained earnings	$1,981,378		$1,981,378
Less cost of 111,009,460 shares of common stock in treasury	$(2,120,995)		$(2,120,995)

Total shareholders’ equity	$544,280		$544,280

Total capitalization	$3,199,722	$

USE OF PROCEEDS

The net proceeds to us from the sale of the notes offered hereby are expected to be approximately $     million, after deducting the underwriting discount and commissions and our estimated offering expenses.

We intend to use the first $250 million of the net proceeds from this offering to repay the amount outstanding under an Amended and Restated Bridge Credit and Guarantee Agreement we entered into on December 20, 2007 with BNP Paribas. The BNPP bridge facility matures on February 29, 2008, with a $50 million principal payment due on January 31, 2008 and a $100 million principal payment due on February 15, 2008.

We intend to use the next $50 million of net proceeds from this offering for working capital, capital expenditures, repayment of other debt and other general corporate purposes. Seventy five percent of any additional net proceeds will be applied to repay the amount outstanding under an Amended and Restated Bridge Credit and Guarantee Agreement we entered into on December 20, 2007 with HSBC Bank USA, National Association with the remainder being used for working capital, capital expenditures, repayment of other debt and other general corporate purposes. Pending such uses, we may temporarily invest the net proceeds in short-term marketable securities. In our discretion, we may use all or a portion of the funds designated for general corporate purposes to repay the HSBC bridge facility. The HSBC bridge facility matures on April 30, 2008. HSBC Bank USA, National Association is an affiliate of HSBC Securities (USA) Inc., one of the underwriters for this offering. See “Underwriting — Other Relationships.”

The bridge facilities bear interest at a floating rate equal to LIBOR plus an applicable margin that ranges from 1.00% to 2.50% based on our credit rating. After February 15, 2008, the applicable margin increases by 0.50%. As of January 7, 2008, the applicable margin under the bridge facilities was 2.00%.

The net proceeds from the bridge facilities were used to temporarily refinance $500 million of notes issued by Block Financial that matured on April 16, 2007.

DESCRIPTION OF NOTES

The     % notes due 2013 are to be issued under an indenture dated as of October 20, 1997 originally among Block Financial, H&R Block and Bankers Trust Company, as trustee, as supplemented. Under the terms of this indenture, we are allowed to appoint a trustee for each series of notes issued thereunder. At the closing of the offering, we will appoint Deutsche Bank National Trust Company, as the trustee for the notes offered hereunder. The following summarizes certain provisions of the notes and the indenture. A copy of the indenture is an exhibit to our Registration Statement No. 333-33655. This summary does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the notes and the indenture, including the definitions of certain terms. Capitalized terms used in this “Description of Notes” have the meanings attributed to them in the accompanying prospectus.

The following description of the particular terms of the notes supplements and, to the extent inconsistent, replaces the description of the general terms and provisions of the debt securities and the indenture set forth in the accompanying prospectus. In particular, the Limitation on Liens covenant described below updates the description of the Limitation on Liens covenant found in the accompanying prospectus under the caption “Description of Debt Securities – Certain Covenants” and the provisions relating to Consolidation, Merger and Sale of Assets described below updates the description of the similar provisions found in the accompanying prospectus under the caption “Description of Debt Securities — Consolidation, Merger and Sale of Assets”.

General

The notes will initially be limited to $        aggregate principal amount and will mature on     , 2013. The notes will bear interest at the rate of  % per annum from January   , 2008 or from the most recent interest payment date on which we paid or provided for interest on the notes until their principal is paid. We will pay interest semi-annually on          and          of each year, commencing          , 2008, to the registered holders at the close of business on the preceding          or          , whether or not a business day. Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date is not a business day, payment will be made on the next business day and no additional interest will accrue.

Issuance of Additional Notes

We may, without the consent of the holders, increase the principal amount of the notes by issuing additional notes in the future on the same terms and conditions, except for any differences in the issue price and interest accrued prior to the issue date of the additional notes, and with the same CUSIP number as the notes offered hereby. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture. There is no limitation on the amount of other debt securities we may issue under the indenture.

Ranking

The notes will be general unsecured obligations of Block Financial and will rank equal in right of payment, on a pari passu basis, with all of its other existing and future unsecured and unsubordinated senior indebtedness. The notes will be fully and unconditionally guaranteed on a senior unsecured basis by H&R Block. The guarantee will rank equal in right of payment, on a pari passu basis, with all of H&R Block’s existing and future unsecured and unsubordinated senior indebtedness and guarantees. See “Description of Debt Securities — Guarantees” in the accompanying prospectus. The notes and the guarantee will be effectively junior to any secured debt of Block Financial or H&R Block and effectively junior to liabilities of their subsidiaries, in each case as may be outstanding from time to time.

Optional Redemption

We may, at our option, redeem the notes in whole or in part at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed, plus accrued interest to the redemption date, or

•	the sum of the present values of the remaining principal amount and scheduled payments of interest on the notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus basis points plus accrued interest to the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

“Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding the redemption date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for that redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the notes that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations, or

•	if the trustee obtains fewer than five Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.

“Reference Treasury Dealer” means (a) each of Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and HSBC Securities (USA) Inc. and their respective successors, unless any of them ceases to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer, and (b) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding that redemption date.

We will mail notice of any redemption at least 30 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed. Notices of redemption may not be conditional. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of the notes called for redemption.

We understand that under DTC’s current practice, if we elect to redeem less than all of the notes, DTC would determine by lot the notes to be redeemed. If at the time of a partial redemption, individual notes have been issued in definitive form, the trustee will select in a fair and appropriate manner the notes to be redeemed.

Change of Control Triggering Event

If a Change of Control Triggering Event occurs with respect to the notes, unless we have exercised our right to redeem the notes as described under “— Optional Redemption” above, holders of notes will have the right to require us to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of their notes pursuant to the offer described below (the “Change of Control Offer”) on the terms set forth in the indenture. In the Change of Control Offer, we will offer payment in cash equal to 101% of the aggregate principal amount of notes repurchased plus accrued and unpaid interest, if any, on the notes repurchased, to the date of purchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, we will mail a notice to the holders of the notes describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase the notes on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the indenture, we will comply with the applicable securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Triggering Event provisions of the indenture by virtue of such conflicts.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee for cancellation the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being purchased by us.

Unless we default in the Change of Control Payment, on and after the Change of Control Payment Date, interest will stop accruing on the notes or portions of the notes tendered for repurchase pursuant to the Change of Control Offer.

For purposes of the foregoing discussion of a repurchase at the option of holders of notes upon the occurrence of a Change of Control Triggering Event, the following definitions are applicable:

“Below Investment Grade Rating Event” means the ratings on the notes are lowered by each of the Rating Agencies and the notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the trustee or us in writing at its or our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Change of Control” means the occurrence of any of the following:

(a) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of H&R Block’s properties or assets and of its subsidiaries’ properties or assets taken as a whole to any Person or group of related “persons” (as that term is used in Section 13(d)(3) of the Exchange Act) (a “Group”) other than us or one of our subsidiaries;

(b) the adoption of a plan relating to the liquidation or dissolution of H&R Block;

(c) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person or Group becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Voting Stock of H&R Block or Block Financial, or

(d) the first day on which a majority of the members of the board of directors of H&R Block are not Continuing Directors.

Notwithstanding the foregoing, a transaction will not be considered to be a Change of Control if (1) H&R Block becomes a direct or indirect wholly owned subsidiary of a holding company and (2) immediately following that transaction, (A) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Voting Stock of H&R Block immediately prior to that transaction or (B) no Person or Group is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of the holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of the board of directors of H&R Block, who (1) was a member of the board of directors of H&R Block on the date of the issuance of the notes or (2) was nominated for election, elected or appointed to our board of directors with the approval of a majority of the Continuing Directors who were members of the board of directors of H&R Block at the time of such nomination, election or appointment (either by a specific vote or by approval of our proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P.

“Moody’s” means Moody’s Investors Service, Inc.

“Person” means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision thereof or any other entity, and includes a “person” as used in Section 13(d)(3) of the Securities Exchange Act of 1934.

“Rating Agencies” means (1) each of Moody’s and S&P and (2) if either of Moody’s or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or either of them, as the case may be.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable.

Interest Rate Adjustment Covenant

The interest rate payable on the notes will be subject to adjustments from time to time if either Moody’s or S&P downgrades (or subsequently upgrades) the debt rating assigned to the notes, as set forth below.

If the rating from Moody’s of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

Rating	Percentage

Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%

If the rating from S&P of the notes is decreased to a rating set forth in the immediately following table, the interest rate on the notes will increase from the interest rate payable on the notes on the date of their issuance by the percentage set forth opposite that rating:

Rating	Percentage

BB+	0.25%
BB	0.50%
BB−	0.75%
B+ or below	1.00%

If at any time the interest rate on the notes has been adjusted upward and either Moody’s or S&P, as the case may be, subsequently increases its rating of the notes to any of the threshold ratings set forth above, the interest rate on the notes will be decreased such that the interest rate for the notes equals the interest rate payable on the notes on the date of their issuance plus the percentages set forth opposite the ratings from the tables above in effect immediately following the increase. If Moody’s subsequently increases its rating of the notes to Baa3 or higher and S&P increases its rating to BBB- or higher the interest rate on the notes will be decreased to the interest rate payable on the notes on the date of their issuance.

Each adjustment required by any decrease or increase in a rating set forth above, whether occasioned by the action of Moody’s or S&P, shall be made independent of any and all other adjustments. In no event shall (1) the interest rate for the notes be reduced to below the interest rate payable on the notes on the date of their issuance or (2) the total increase in the interest rate on the notes exceed 2.00% above the interest rate payable on the notes on the date of their issuance.

If either Moody’s or S&P ceases to provide a rating of the notes, any subsequent increase or decrease in the interest rate of the notes necessitated by a reduction or increase in the rating by the agency continuing to provide the rating shall be twice the percentage set forth in the applicable table above. No adjustments in the interest rate of the notes shall be made solely as a result of either Moody’s or S&P ceasing to provide a rating. If both Moody’s and S&P cease to provide a rating of the notes, the interest rate on the notes will increase to, or remain at, as the case may be, 2.00% above the interest rate payable on the notes on the date of their issuance.

Any interest rate increase or decrease described above will take effect from the first day of the interest period during which a rating change requires an adjustment in the interest rate.

The interest rates on the notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent decrease in the ratings by either or both rating agencies) if the notes become rated A3 and BBB or higher by Moody’s and S&P, respectively (or one of these ratings if only rated by one rating agency), with a stable or positive outlook by each of the rating agencies.

Limitation on Liens

H&R Block may not, and may not permit any of its subsidiaries to create or permit to exist any lien on any principal property (or any stock or indebtedness of a subsidiary that owns or leases a principal property), whether owned on the date of issuance of the notes or thereafter acquired, to secure any indebtedness, unless H&R Block contemporaneously secures the notes equally and ratably with (or prior to) that obligation. The preceding sentence will not require H&R Block to secure the notes if the lien consists of the following:

•	permitted liens; or

•	liens securing indebtedness if, after giving pro forma effect to the incurrence of such indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding indebtedness, all indebtedness of H&R Block and its subsidiaries secured by liens on any principal property (other than permitted liens), at the time of determination does not exceed the greater of $250 million or 15% of the total consolidated stockholders’ equity of H&R Block as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of H&R Block.

Please refer to “Description of Debt Securities-Certain Covenants-Limitation on Liens” for a discussion of what constitutes “indebtedness” and “principal properties”.

Under the indenture, “permitted liens” of any person are defined as —

(a) pledges or deposits by that person under worker’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which that person is a party, or deposits to secure public or statutory obligations of that person or deposits of cash or bonds to secure performance, surety or appeal bonds to which that person is a party or which are otherwise required of that person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;

(b) liens imposed by law, such as carriers’, warehousemen’s, laborers’, materialmen’s, landlords’, vendors’, workmen’s, operators’, factors and mechanics liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

(c) liens for taxes, assessments and other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings;

(d) survey exceptions, encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or liens incidental to the conduct of the business of that person or to the ownership of its properties which were not incurred in connection with indebtedness and which do not in the aggregate materially adversely affect the value of the properties or materially impair their use in the operation of the business of that person;

(e) liens existing on or provided for under the terms of agreements existing on the date the notes are issued (including, without limitation, under H&R Block’s current credit agreements);

(f) liens on property at the time H&R Block or any of its subsidiaries acquired the property or the entity owning the property; however, any such lien may not extend to any other property owned by H&R Block or any of its subsidiaries;

(g) liens on any principal property, or any shares of stock or indebtedness of any subsidiary, that H&R Block or any subsidiary acquires after the date of the indenture that are created contemporaneously with such acquisition, or within 24 months after the acquisition, to secure or provide for the payment or financing of any part of the purchase price;

(h) liens arising from, or in connection with, any securitization, sale or other transfer, or any financing, involving loans, servicing assets, securities, receivables or other financial assets (or, in each case, portions thereof, or participations therein) and/or, in each case, related rights and interests;

(i) liens securing the obligations of that person pursuant to any hedging agreements of the type customarily entered into for the purpose of limiting risk with respect to fluctuations in interest rates, foreign currency exchange rates, commodity prices or similar risks;

(j) liens on property securing indebtedness that H&R Block or any of its subsidiaries incurs to provide funds for all or any portion of the cost of acquiring, constructing, altering, expanding, improving or repairing that property or assets used in connection with that property;

(k) liens securing intercompany indebtedness owed to H&R Block or a wholly owned subsidiary of H&R Block;

(l) liens on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;

(m) liens required by any contract, statute, regulation or order in order to permit H&R Block or any of its subsidiaries to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either or to secure partial, progress, advance or other payments by H&R Block or any of its subsidiaries to the United States or any State thereof or any department, agency or instrumentality of either pursuant to the provisions of any contract, statute, regulation or order;

(n) liens securing indebtedness of joint ventures in which H&R Block or a subsidiary has an interest to the extent the liens are on property or assets of those joint ventures;

(o) liens arising in connection with payables to brokers and dealers in the ordinary course of business;

(p) liens arising in connection with deposits and other liabilities incurred by banking and/or other financial services activities in the ordinary course of business;

(q) bankers’ liens, rights of setoff and other similar liens existing solely with respect to bank accounts maintained by H&R Block and its subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained; provided that, unless the liens are non-consensual and arise by operation of law, the liens shall not secure (either directly or indirectly) the repayment of any indebtedness;

(r) liens resulting from the deposit of funds or evidences of indebtedness in trust for the purpose of defeasing indebtedness of H&R Block or any of its subsidiaries;

(s) legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment lien or attachment lien in aid of execution on a judgment);

(t) any attachment lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise to the lien will not, within 60 days after the entry thereof, have been discharged or fully bonded or will not have been discharged within 60 days after the termination of any such bond;

(u) any judgment lien, unless the judgment it secures will not, within 60 days after the entry of the judgment, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within 60 days after the expiration of any such stay;

(v) liens to banks arising from the issuance of letters of credit issued by those banks;

(w) rights of a common owner of any interest in property held by that person;

(x) any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties which do not in the aggregate materially adversely affect H&R Block and its subsidiaries taken as a whole; and

(y) liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any indebtedness secured by any lien referred to in the foregoing clauses (e) through (n); provided, however, that —

(i) the new lien must be limited to all or part of the same property that secured the original lien (plus improvements on the property), and

(ii) the indebtedness secured by the lien at such time is not increased to any amount greater than the sum of —

(A) the outstanding principal amount or, if greater, committed amount of the indebtedness described under clauses (e) through (j) at the time the original lien became a permitted lien under the indenture, and

(B) an amount necessary to pay any fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement.

Consolidation, Merger and Sale of Assets

Neither H&R Block nor Block Financial may consolidate with or merge with or into any Person, or convey, transfer, or lease all or substantially all of the assets of H&R Block on a consolidated basis, unless the following conditions have been satisfied:

•	either (1) H&R Block or Block Financial is the continuing Person in the case of a merger or (2) the surviving entity is a Person organized and existing under the laws of the United States, any State, or the District of Columbia and expressly assumes all of the obligations of H&R Block or Block Financial, as appropriate, under the debt securities and the indenture;

•	immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the successor company or any subsidiary of H&R Block as a result of the transaction as having been incurred by the successor company or the subsidiary at the time of the transaction), no default or event of default would occur or be continuing; and

•	H&R Block has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, or transfer complies with the indenture.

Sinking Fund

There will be no sinking fund payments for the notes.

Defeasance

The notes are subject to Block Financial’s legal defeasance option and covenant defeasance option as set forth under “Description of Debt Securities-Satisfaction and Discharge of the Indenture; Defeasance” in the accompanying prospectus.

Book-Entry Delivery and Settlement

Global Notes

We will issue the notes in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg, which we refer to as Clearstream, or Euroclear Bank S.A./ N.V., as operator of the Euroclear System, which we refer to as Euroclear, in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•	DTC is owned by a number of its direct participants and by The New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters nor the trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•	upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•	ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture and under the notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the indenture or under the notes for any purpose, including with respect to the giving of any direction, instruction or approval to the trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of notes under the indenture or a global note.

Neither we nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the notes.

Payments on the notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law, which we refer to collectively as the Terms and Conditions. The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the notes of either series represented by a global note upon surrender by DTC of the global note if:

•	DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Securities Exchange Act of 1934, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•	we determine not to have the notes of such series represented by a global note.

Neither we nor the trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the notes. We and the trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Additional Terms

For additional important information about the notes, see “Description of Debt Securities” in the accompanying prospectus. That information includes:

•	a description of events of default under the indenture; and

•	additional information on the indenture and the terms of the notes.

Concerning the Trustee

We intend to appoint Deutsche Bank National Trust Company as the trustee for the notes under the indenture and as registrar, paying agent, transfer agent and authenticating agent with respect to the notes.

MATERIAL UNITED STATES FEDERAL INCOME AND
ESTATE TAX CONSEQUENCES FOR NON-U.S. HOLDERS

The following is a summary of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of notes by Non-U.S. Holders (as defined below). Except where noted, this summary deals only with notes held as capital assets by a non-U.S. Holder who purchases notes in this offering at their issue price. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, regulations promulgated thereunder and judicial and administrative rulings and decisions now in effect, all of which are subject to change or differing interpretations, possibly with retroactive effect. This summary does not purport to address all aspects of United States federal income and estate taxation that may affect particular investors in light of their individual circumstances, or certain types of investors subject to special treatment under the United States federal income tax laws, such as persons that mark to market their securities, financial institutions, individual retirement and other tax-deferred accounts, tax-exempt organizations, broker-dealers, former United States citizens or long-term residents, “controlled foreign corporations,” “passive foreign investment companies,” partnerships or other pass-through entities for United States federal income tax purposes, life insurance companies, persons that hold notes as part of a hedge against currency or interest rate risks or that hold notes as part of a straddle, conversion transaction or other integrated investment. This summary does not address the United States federal income tax consequences of the purchase, ownership and disposition of notes by U.S. Holders (as defined below). In addition, this summary does not address any aspect of state, local or foreign taxation.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if (a) a court within the United States is able to exercise primary jurisdiction over administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or (b) it has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

For purposes of this summary, a “Non-U.S. Holder” is a beneficial owner of a note that is not a U.S. Holder or a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes).

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) is a beneficial owner of notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Partners of partnerships that are beneficial owners of notes should consult their tax advisors.

Non-U.S. Holders that are considering the purchase of notes should consult their own tax advisors concerning the particular United States federal income and estate tax consequences to them of the ownership of the notes, as well as the consequences to them arising under the laws of any other taxing jurisdiction.

Payments of Interest

Payments of interest on a note received by a Non-U.S. Holder generally will qualify for the “portfolio interest” exemption and generally will not be subject to United States federal income tax or withholding tax, as long as the Non-U.S. Holder:

•	does not conduct a trade or business in the United States with respect to which the interest is effectively connected;

•	does not actually, indirectly or constructively own 10% or more of the total combined voting power of all classes of H&R Block’s voting stock (or 10% or more of the capital or profits interests in Block Financial) within the meaning of the Code and applicable United States Treasury regulations;

•	is not a “controlled foreign corporation” with respect to which H&R Block or Block Financial is a “related person” within the meaning of Section 881(c)(3)(C) of the Code;

•	is not a bank whose receipt of the interest is described in Section 881(c)(3)(A) of the Code; and

•	satisfies the certification requirements described below.

The certification requirements will be satisfied if either (a) the beneficial owner of the note timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold United States tax that such owner is a Non-U.S. Holder and provides its name and address or (b) a custodian, broker, nominee or other intermediary acting as an agent for the beneficial owner (such as a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business) that holds the note in such capacity timely certifies, under penalties of perjury, to us or to the person who otherwise would be required to withhold United States tax that such statement has been received from the beneficial owner of the note by such intermediary, or by any other financial institution between such intermediary and the beneficial owner, and furnishes to us or to the person who otherwise would be required to withhold United States tax a copy thereof. The foregoing certification may be provided on a properly completed Internal Revenue Service, or IRS, Form W-8BEN or W-8IMY, with all of the attachments required by the IRS, as applicable.

A Non-U.S. Holder that is not exempt from tax under the portfolio interest exemption generally will be subject to United States federal income tax withholding at a rate of 30% on payments of interest unless:

•	the interest is effectively connected with the conduct by the non-U.S. Holder of a United States trade or business (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder), in which case such interest will not be subject to United States withholding tax so long as the Non-U.S. Holder complies with the certification procedures discussed below, but will be subject to United States federal income tax on a net income basis as applicable to U.S. Holders generally (and, if received by a Non-U.S. Holder that is treated as a corporation for United States federal income tax purposes, may also be subject to an additional branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty); or

•	an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax.

To claim the benefit of an income tax treaty or to claim exemption from withholding because income is effectively connected with a United States trade or business (or attributable to a permanent establishment if an applicable income tax treaty so provides), the Non-U.S. Holder must timely provide a properly executed IRS Form W-8BEN or Form W-8ECI or other applicable forms, as appropriate. These forms may be required to be periodically updated.

Sale, Exchange or Other Taxable Disposition of a Note

A Non-U.S. Holder generally will not be subject to United States federal income tax on any gain realized on the sale, exchange, retirement or other disposition of a note unless (a) such gain is effectively connected with the conduct by the Non-U.S. Holder of a United States trade or business (and, if an applicable income tax treaty so provides, is attributable to a permanent establishment maintained in the United States by the Non-U.S. Holder) or (b) in the case of a Non-U.S. Holder who is an individual, the holder is present in the United States for 183 days or more during the taxable year in which such gain is realized and certain other conditions exist.

Except to the extent that an applicable income tax treaty otherwise provides, generally a Non-U.S. Holder will be taxed in the same manner as a U.S. Holder with respect to gain that is effectively connected with the Non-U.S. Holder’s conduct of a United States trade or business. A Non-U.S. Holder that is treated as a corporation for United States federal income tax purposes may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on any “effectively connected” gain on the notes.

United States Federal Estate Tax

A Non-U.S. Holder’s estate will not be subject to United States federal estate tax on the value of notes beneficially owned by such holder at the time of such holder’s death, provided that any payment to such holder on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “Payments of Interest” without regard to the certification requirements described in that section.

Information Reporting and Backup Withholding

Payments of interest to a Non-U.S. Holder and the amount of tax, if any, withheld with respect to those payments generally will be reported to the IRS and to the Non-U.S. Holder on IRS Form 1042-S. Copies of applicable IRS information returns reporting such interest payments and any withholding may be made available under the provisions of a specific tax treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides. Non-U.S. Holders are generally exempt from backup withholding and additional information reporting on payments of principal, premium (if any), or interest, provided that the Non-U.S. Holder (a) certifies its nonresident status on IRS Form W-8BEN or Form W-8IMY (or a suitable substitute form) and certain other conditions are met or (b) otherwise establishes an exemption. Any backup withholding tax generally will be allowed as a credit or refund against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

Information reporting and backup withholding may apply to the proceeds of a sale of a Note by a Non-U.S. Holder made within the United States or conducted through certain U.S. related financial intermediaries, unless the payor receives the applicable statement described above.

THE PRECEDING DISCUSSION IS ONLY A SUMMARY OF CERTAIN OF THE U.S. FEDERAL INCOME AND ESTATE TAX IMPLICATIONS OF AN INVESTMENT IN THE NOTES. PROSPECTIVE INVESTORS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS PRIOR TO INVESTING TO DETERMINE THE TAX IMPLICATIONS OF SUCH AN INVESTMENT IN LIGHT OF SUCH INVESTOR’S PARTICULAR CIRCUMSTANCES.

UNDERWRITING

We intend to offer the notes through the underwriters. Subject to the terms and conditions contained in a purchase agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters severally have agreed to purchase from us, the principal amount of the notes listed opposite their names below.

Principal
Underwriter	Amount

Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
J.P. Morgan Securities Inc.
HSBC Securities (USA) Inc.

Total	$

The underwriters have agreed to purchase all the notes sold pursuant to the purchase agreement if they purchase any notes. The purchase agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the offering may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the notes, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the purchase agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

This offering is being conducted pursuant to Conduct Rule 2710(h) of the Financial Industry Regulatory Authority.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the notes to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of     % of the principal amount of the notes. The underwriters may allow, and the dealers may reallow, a discount not in excess of     % of the principal amount of the notes to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $672,000 and are payable by us.

Price Stabilization and Short Position

In connection with this offering, the underwriters are permitted to engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e. if they sell more notes than are on the cover page of this prospectus supplement, the underwriters may reduce the short position by purchasing notes in the open market. Purchases of a security to stabilize the price or reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we note any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

New Issue of Notes

The notes are a new issue of securities with no established trading market. We do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the notes or that an active trading market for the notes will develop. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. In particular, an affiliate of HSBC has been a lender under the revolving credit facility that funds purchases by Block Financial of RALs. In addition, certain affiliates of HSBC are parties to various agreements with subsidiaries of H&R Block pursuant to which (i) such affiliates originate RALs and issue RACs to eligible clients of H&R Block offices and clients who use tax preparation products or services through other H&R Block distribution channels; (ii) Block Financial purchases participation interests in RALs originated by such affiliates of HSBC and (iii) certain HSBC affiliates service RALs in which Block Financial purchases participation interests. In addition, an affiliate of JPMorgan is the administrative agent and a lender under each of our two $1 billion CLOCs. Furthermore, an affiliate of HSBC and an affiliate of Merrill Lynch lenders under each of our two $1 billion CLOCs.

An affiliate of HSBC is also lender under an Amended and Restated Bridge Credit and Guarantee Agreement we entered into on December 20, 2007. See “Use of Proceeds.”

Selling Restrictions

European Economic Area

In relation to each member state of the European Economic Area that has implemented the Prospectus Directive (each, a relevant member state), with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the relevant implementation date), an offer of notes described in this prospectus supplement may not be made to the public in that relevant member state prior to the publication of a prospectus in relation to the notes that has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that, with effect from and including the relevant implementation date, an offer of securities may be offered to the public in that relevant member state at any time:

•	to any legal entity that is authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or

•	to any legal entity that has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts or

•	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives of any such offer

•	in any other circumstances that do not require the publication of a prospectus pursuant to Article 3 of the Prospectus Directive.

Each purchaser of notes described in this prospectus supplement located within a relevant member state will be deemed to have represented, acknowledged and agreed that it is a “qualified investor” within the meaning of Article 2(1)(e) of the Prospectus Directive.

For purposes of this provision, the expression an “offer to the public” in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the securities to be offered so as to enable an investor to decide to purchase or subscribe the securities, as the expression may be varied in that member state by any measure implementing the Prospectus Directive in that member state, and the expression “Prospectus Directive” means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

United Kingdom

Each of the underwriters has represented and agreed that (a) it has not made or will not make an offer of shares to the public in the United Kingdom within the meaning of section 102B of the Financial Services and Markets Act 2000 (as amended) (FSMA) except to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities or otherwise in circumstances which do not require the publication by us of a prospectus pursuant to the Prospectus Rules of the Financial Services Authority (FSA); (b) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) to persons who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 or in circumstances in which section 21 of FSMA does not apply to us; and (c) it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Stinson Morrison Hecker LLP, Kansas City, Missouri and for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements and schedules of H&R Block as of April 30, 2006 and 2007 and for each of the years in the three-year period ended April 30, 2007 and management’s assessment of the effectiveness of internal control over financial reporting as of April 30, 2007 have been incorporated by reference in this prospectus supplement and the accompanying prospectus and in the registration statement of which this prospectus supplement and the accompanying prospectus are a part, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein and upon the authority of that firm as experts in accounting and auditing.

PROSPECTUS

$1,250,000,000

Block Financial Corporation
Debt Securities
Fully and Unconditionally Guaranteed by
H&R Block, Inc.

Block Financial Corporation may from time to time issue up to a total of $1,250,000,000 of debt securities. The specific terms of the debt securities with respect to which this prospectus is being delivered will be set forth in one or more supplements to this prospectus.

You should read this prospectus and any prospectus supplement carefully before you purchase any of our debt securities. This prospectus may not be used to sell debt securities unless accompanied by a prospectus supplement.

We may sell the debt securities directly to you, through agents we select, or through underwriters or dealers we select. If we use agents, underwriters or dealers to sell the debt securities, they will be named and their compensation will be described in one or more prospectus supplements. The net proceeds we expect to receive from such sales will be set forth in the respective prospectus supplements.

Investing in the debt securities involves risks. See “Risk Factors” on page 4.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 21, 2004.

About This Prospectus

This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under the shelf registration process, using this prospectus, together with a prospectus supplement, we may sell, from time to time, in one or more offerings, any combination of the debt securities described in this prospectus in a dollar amount that does not exceed $1,250,000,000 in the aggregate. If we issue these debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all debt securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities. If we issue these debt securities with a principal amount denominated in a currency other than U.S. dollars or a composite currency, then, for purposes of calculating the total dollar amount of all debt securities issued under this prospectus, we will treat such U.S. dollar amount that shall result from converting the aggregate public offering price of such debt securities into U.S. dollars at the spot exchange rate in effect on the date such debt securities are initially offered to the public as the total original principal amount of the debt securities. This prospectus provides you with a general description of the debt securities we may offer. Each time we offer debt securities, a prospectus supplement will be provided that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus, the applicable prospectus supplement and the information incorporated by reference in this prospectus before making an investment in our debt securities. See “How to Obtain More Information” and “Incorporation of Information Filed with the SEC” for more information.

You should rely only on the information contained in or incorporated by reference in this prospectus or a prospectus supplement. We have not authorized anyone to provide you with different information. This document may be used only in jurisdictions where offers and sales of these securities are permitted. You should not assume that information contained in this prospectus, in any supplement to this prospectus, or in any document incorporated by reference is accurate as of any date other than the date on the front page of the document that contains the information, regardless of when this prospectus is delivered or when any sale of our debt securities occurs.

In this prospectus, we use the terms “Company”, “BFC”, “we” “us” and “our” to refer to Block Financial Corporation. References to “H&R Block” and “Guarantor” are to H&R Block, Inc., a Missouri corporation and our indirect parent company.

How to Obtain More Information

H&R Block files annual, quarterly and interim reports, proxy and information statements and other information with the SEC. These filings contain important information, which does not appear in this prospectus. You may read and copy any materials we or H&R Block file with the SEC at the SEC’s public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding H&R Block and us at http://www.sec.gov.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, with respect to the debt securities offered by this prospectus. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the SEC. You may inspect and copy the registration statement, including exhibits, at the SEC’s public reference facilities or web site.

Incorporation of Information Filed With the SEC

The SEC allows us to “incorporate by reference” into this prospectus, which means that we may disclose important information to you by referring you to other documents that we or H&R Block have filed or will file with the SEC. We are incorporating by reference into this prospectus the following document filed with the SEC:

•	H&R Block’s Annual Report on Form 10-K for the year ended April 30, 2004,

•	H&R Block’s Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2004,

•	H&R Block’s Current Reports on Form 8-K filed July 30, 2004, August 24, 2004 and September 10, 2004, and H&R Block’s Current Report on Form 8-K/A filed September 16, 2004.

All documents which we or H&R Block file with the SEC pursuant to section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date of this prospectus and before the termination of this offering of the debt securities will be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Also, all such documents filed by H&R Block or us with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange act of 1934, as amended, after the date of the registration statement of which this prospectus forms a part and prior to effectiveness of the registration statement will be deemed to be incorporated by reference in this prospectus and to be a part of it from the filing dates of such documents. Certain statements in and portions of this prospectus update and supersede information in the above listed documents incorporated by reference. Likewise, statements in or portions of a future document incorporated by reference in this prospectus may update and supersede statements in and portions of this prospectus or the above listed documents.

The following information contained in such documents is not incorporated herein by reference:

•	information furnished under Items 2.02 or 7.01 (or Items 9 and 12 before August 23, 2004) of H&R Block’s Current Reports on Form 8-K,

•	certifications accompanying or furnished in any such documents pursuant to Title 18, Section 1350 of the United States Code and

•	any other information in such documents which is not deemed to be filed with the SEC under Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, except that the information contained in Part I to H&R Block’s Quarterly Reports on Form 10-Q shall be deemed to be incorporated herein by reference.

H&R Block has furnished information under Item 12 “Reports of Operations and Financial Condition” in the Current Report on Form 8-K filed on June 10, 2004, and under Item 2.02 “Reports of Operations and Financial Condition” in the Current Report on Form 8-K/A filed on August 30, 2004.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents or this prospectus. Please direct your requests to Investor Relations, 1-800-869-9220, ext. 2721, or by mail to 4400 Main Street, Kansas City, Missouri 64111.

Forward-Looking Statements

This prospectus, any prospectus supplement, and the documents incorporated by reference in this prospectus, may include forward-looking statements within the meaning of Section 27A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1955, as amended. All statements other than statements of historical fact may be deemed to be forward-looking statements. Examples of forward-looking statements include, but are not limited to:

•	projections of revenues, income or loss, earnings or loss per share, capital expenditures, the payment or non-payment of dividends, the repurchase of stock, capital structure and other financial items,

•	statements of plans and objectives of H&R Block’s management or Board of Directors, including plans or objectives relating to products or services,

•	statements of future economic performance, and

•	statements of assumptions underlying the statements described in above bullet points.

Forward-looking statements can often be identified by the use of forward-looking terminology, such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and variations of these words and similar expressions. Any forward-looking statement speaks only as of the date on which it is made and is qualified in its entirety by reference to the factors discussed throughout this prospectus and in documents incorporated by reference. We do not undertake to update any forward-looking statement to reflect events or circumstances after the date on which it is made.

Forward-looking statements are not guarantees of future performance or results, and are subject to known and unknown risks and uncertainties. Actual results may vary materially and adversely from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described in “Risk Factors” below. Other factors not identified could also have such an effect.

We cannot give you any assurance that the forward-looking statements included or incorporated by reference in this prospectus will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included or incorporated by reference in this prospectus, you should not regard the inclusion of this information as a representation by us or any other person that the results or conditions described in those statements or objectives and plans will be achieved.

Risk Factors

Investing in our securities involves a risk of loss. Before investing in the securities, you should carefully consider the risk factors described in “Risk Factors” in H&R Block’s Annual Report on Form 10-K filed with the SEC for the fiscal year ended April 30, 2004, and subsequent filings containing updated disclosures of such factors, together with all of the other information included in this prospectus and any prospectus supplement and the other information that we have incorporated by reference. We also will include in the prospectus supplement additional risk factors applicable to H&R Block and us and the particular debt securities being issued. Any of these risks, as well as other risks and uncertainties, could harm the business and financial results of H&R Block and us, and cause the value of our debt securities to decline, which in turn could cause you to lose all or a part of your investment. These risks are not the only ones facing H&R Block or us. Additional risks not currently known to H&R Block or us or that we currently deem immaterial also may impair or harm the business and financial results of H&R Block and us. Statements in or portions of a future document incorporated by reference in this prospectus, including, without limitation, those relating to risk factors, may update and supersede statements in and portions of this prospectus or such incorporated documents.

Block Financial Corporation

Block Financial is an indirect wholly-owned subsidiary of H&R Block. Block Financial was organized in May 1992 for the purpose of developing and providing tax-related and technology-related financial services. Block Financial’s principal business activities include:

•	originating residential mortgage loans, servicing non-prime residential mortgage loans, and selling and securitizing residential mortgage loans and residual interests in residential mortgage loans,

•	purchasing participation interests in Refund Anticipation Loans or “RALS” made by a lending bank to H&R Block tax customers,

•	providing brokerage services and investment planning services,

•	offering equity lines of credit to H&R Block’s tax preparation franchisees,

•	issuing commercial paper and corporate debt obligations to finance our working capital needs, and

•	developing and marketing TaxCut income tax preparation software, H&R Block DeductionProTM, Kiplinger’s Home and Business Attorney and Kiplinger’s WILLPowerSM software products.

Refund Anticipation Loans.  Since July 1996, Block Financial has been a party to agreements with Household Tax Masters, Inc. and others to purchase participation interests in RALs provided by a lending bank to H&R Block tax clients. The July 1996 agreement was amended and restated in January 2003 and again in June 2003. In January 2003, Block Financial entered into an agreement with Household, whereby Block Financial waived its right to purchase any participation interests in and to receive fees related to RALs during the period January 1, through April 30, 2003. In the June 2003 agreement, Block Financial obtained the right to purchase a 49.9% participation interest in RALs obtained through offices owned by subsidiaries of H&R Block and a 25% interest in RALs obtained through major franchise offices. The current agreement continues through June 2006. Block Financial’s purchases of the RAL participation interests are financed through short-term borrowings, and it bears all of the credit risk associated with its interests in the RALs.

Mortgage Services. Block Financial’s Mortgage Services segment originates mortgage loans, services non-prime loans and sells and securitizes mortgage loans and residual interests in the United States. Revenues consist primarily of gains from sales and securitizations of mortgage assets, interest income and servicing fee income.

Investment Services.  Block Financial’s Investment Services segment provides brokerage services and investment planning through H&R Block Financial Advisors, Inc. Products and services offered to customers include traditional brokerage products, as well as annuities, insurance, fee-based accounts, online account access, equity research and focus lists, model portfolios, asset allocation strategies, and other investment tools and information.

Franchise Equity Lines of Credit.  Block Financial offers to H&R Block’s tax preparation franchisees lines of credit under a program designed to better enable the franchisees to refinance existing business debt, expand or renovate offices or meet off-season cash flow needs. A franchise equity loan is a revolving line of credit secured by the H&R Block franchise and underlying business.

Block Financial’s principal executive office is located at 4400 Main Street, Kansas City, Missouri 64111 and its telephone number is (816) 753-6900.

H&R Block, Inc.

H&R Block, Inc. is a diversified company delivering tax products and services and financial advice, investment and mortgage products and services and business and consulting services. For nearly 50 years, H&R Block has been developing relationships with millions of tax clients and its strategy is to expand on these relationships. H&R Block’s tax services segment provides income tax return preparation services, electronic filing services and other services and products related to income tax preparation to the general public in the United States, and also in Canada, Australia and the United Kingdom. H&R Block also offers investment services through H&R Block Financial Advisors, Inc. H&R Block’s mortgage services segment offers a full range of home mortgage products and services through Option One Mortgage Corporation and H&R Block Mortgage Corporation. RSM McGladrey Business Services, Inc. is a national accounting, tax and consulting firm primarily serving mid-sized businesses. H&R Block, Inc. was organized as a corporation in 1955 under the laws of the State of Missouri, and is a holding company with operating subsidiaries providing tax and financial products and services to the general public.

Tax Services.  H&R Block’s Tax Services segment is primarily engaged in providing tax return preparation, filing and related services and products in the United States, Canada, Australia and the United Kingdom. Revenues include fees earned for tax-related services performed at company-owned retail tax offices, royalties from franchise retail tax offices, sales of service guarantees associated with tax returns prepared by us, sales of tax preparation and other software, fees from online tax preparation, and fees related to refund anticipation loans. Retail income tax return preparation and related services is H&R Block’s original business. These services are provided by tax professionals via a system of retail offices operated directly by H&R Block or by franchisees. In addition to its retail offices, H&R Block offers digital tax preparation alternatives.

Mortgage Services.  H&R Block’s Mortgage Services segment originates mortgage loans, services non-prime loans and sells and securitizes mortgage loans and residual interests in the United States. Revenues consist primarily of gains from sales and securitizations of mortgage assets, interest income and servicing fee income.

Business Services.  H&R Block’s Business Services segment offers middle-market companies accounting, tax and consulting services. H&R Block has continued to expand the services it has to offer to clients by adding wealth management, retirement resources, payroll services, corporate finance and financial process outsourcing.

Investment Services.  H&R Block’s Investment Services segment provides brokerage services and investment planning through H&R Block Financial Advisors, Inc. Products and services offered to customers include traditional brokerage products, as well as annuities, insurance, fee-based accounts, online account access, equity research and focus lists, model portfolios, asset allocation strategies, and other investment tools and information.

Changes in Segment Reporting.  In the first quarter of fiscal year 2005, H&R Block’s reportable segments were redefined and the previously reported International Tax Operations and U.S. Tax Operations segments were aggregated and are now reported as the Tax Services segment.

H&R Block is headquartered at 4400 Main Street, Kansas City, Missouri and its telephone number is (816) 753-6900.

Use of Proceeds

Except as otherwise described in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the debt securities for working capital, capital expenditures and other general corporate purposes, including refinancing of existing debt. Pending such uses, we may temporarily invest the net proceeds in interest-bearing securities. The prospectus supplement relating to an offering may contain a more detailed description of the use of proceeds.

Ratio of Earnings to Fixed Charges

The ratios of earnings to fixed charges for each of the fiscal years ended April 30, 2000 through 2004 and the quarterly period ended July 31, 2004, for H&R Block and Block Financial are set forth below. Due to the seasonal nature of our Tax Services and Business Services segments, the ratio of earnings to fixed charges for the quarterly period ended July 31, 2004 is not indicative of the ratio for the full fiscal year.

	Three
	Months
	Ended
	July 31,	Fiscal Year Ended April 30,
	2004	2004	2003	2002	2001	2000

Block Financial Corporation	6.3	13.3	9.9	3.8	1.5	1.7
H&R Block, Inc	(0.9)	8.1	7.0	5.0	2.6	3.0

The ratio of earnings to fixed charges is computed by dividing earnings by fixed charges. Earnings consist of earnings from continuing operations before income taxes plus fixed charges. Fixed charges consist of interest expense and the portion of operating rental expense management believes represents the interest component of rent expense.

Description of Debt Securities

This prospectus sets forth some of the general terms and provisions of the debt securities. The particular terms of the debt securities and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities.

The debt securities will be general obligations of us and will be irrevocably and unconditionally guaranteed by H&R Block. The debt securities and guarantees will be issued under an indenture between us, H&R Block and Bankers Trust Company, as trustee for our $250,000,000 6.75% senior notes due 2004, and The Bank of New York, as trustee for our $500,000,000 8.50% senior notes due 2007. The trustee for each additional series of debt securities will be named in the prospectus supplement for that series. A copy of the indenture has been filed as an exhibit to the registration statement of which this prospectus is a part. The following discussion of certain provisions of the indenture is a summary only and does not purport to be a complete description of the terms and provisions of the indenture.

General

The indenture does not limit the aggregate principal amount of debt securities that we can issue under the indenture. The debt securities may be issued in one or more series as our board of directors may authorize from time to time. The prospectus supplement relating to any debt securities being offered will include the specific terms relating to the offering. These terms will include some or all of the following:

•	the title of debt securities of the series;

•	any limit on the aggregate principal amount of the debt securities of the series that may be authenticated and delivered under the indenture;

•	the date or dates on which the principal and premium, if any, with respect to the debt securities of the series are payable;

•	the rate or rates (which may be fixed or variable) at which the debt securities of the series will bear interest (if any) and the method of determining any variable rate of interest;

•	the date or dates from which interest will accrue on the debt securities;

•	the interest payment dates on which we will pay interest or the method for determining the interest payment dates;

•	the record dates for the determination of holders of the debt securities to whom interest is payable (in the case of registered securities);

•	the basis upon which we will calculate interest if other than that of a 360-day year of twelve 30-day months;

•	the place or places of payment where we will pay the principal, premium, if any, and interest with respect to debt securities of the series;

•	the price or prices at which, the period or periods within which, and the terms and conditions upon which we may redeem the debt securities of the series, in whole or in part, at our option or otherwise;

•	our obligation, if any, to redeem, purchase, or repay debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of a holder and the price or prices at which, the period or periods within which, and the terms and conditions upon which debt securities of the series will be redeemed, purchased, or repaid, in whole or in part, pursuant to these obligations;

•	the terms, if any, upon which the debt securities of the series may be convertible into or exchanged for other debt securities of us, H&R Block or any other obligor and the terms and conditions upon which such conversion or exchange will be effected, including the initial conversion or exchange price or rate, the conversion or exchange period and any other provision in addition to or in lieu of those described herein;

•	the denominations in which we will issue the debt securities of the series;

•	if the amount of principal, premium, if any, or interest with respect to the debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which these amounts will be determined;

•	if the principal amount payable at the stated maturity of debt securities of the series will not be determinable as of any one or more dates prior to the stated maturity, the amount that will be deemed to be the principal amount as of any date of determination for any purpose, including the principal amount that will be due and payable upon any maturity other than the stated maturity or that will be deemed to be outstanding as of any date of determination (or, in such case, the manner in which the deemed principal amount is to be determined), and if necessary, the manner of determining the equivalent thereof in United States currency;

•	any changes or additions to the provisions of the indenture dealing with defeasance, including the addition of additional covenants that are subject to our covenant defeasance option;

•	the coin or currency or currencies or units of two or more currencies in which we will pay the principal of and premium, if any, and interest with respect to debt securities of the series if other than Unites States currency;

•	if other than the full principal amount of the debt securities, the portion of the principal amount of debt securities of the series that will be payable upon declaration of acceleration or provable in bankruptcy;

•	the terms, if any, of any liens granted as security for the debt securities of the series and a description of the collateral securing those liens, including whether certain provisions of the

Trust Indenture Act are applicable and any corresponding changes to provisions of the indenture as currently in effect;

•	any addition to or change in the events of default with respect to the debt securities of the series and any change in the right of the trustee or the holders to declare the principal of and interest on, those debt securities due and payable;

•	if the debt securities of the series are issued in whole or in part in the form of a global security, the terms and conditions, if any, upon which the holders may exchange the global security in whole or in part for other individual debt securities in definitive registered form and the depositary for the global security;

•	any trustees, authenticating or paying agents, transfer agents or registrars;

•	the applicability of, and any addition to or change in the covenants and definitions currently set forth in the indenture or in the terms relating to permitted consolidations, mergers, or sales of assets, including conditioning any merger, conveyance, transfer or lease permitted by the indenture upon the satisfaction of an indebtedness coverage standard by us and any successor company;

•	the terms, if any, of any guarantee (other than the guarantee of H&R Block) of the payment of principal of, and premium, if any, and interest on, debt securities of the series and any corresponding changes to the provisions of the indenture as currently in effect;

•	the subordination, if any, of the debt securities of the series pursuant to the indenture and any changes or additions to the provisions of the indenture relating to subordination;

•	with regard to debt securities of any series that do not bear interest, the dates for certain required reports to the trustee; and

•	any other terms of the debt securities of the series that are not prohibited by the indenture.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the series of debt securities to which the prospectus supplement relates, including the following:

•	debt securities with respect to which payments of principal, premium, or interest are determined with reference to an index or formula (including changes in prices of particular securities, currencies, or commodities);

•	debt securities with respect to which principal, premium, or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

We will make payments of interest on the debt securities at the corporate trust office of the trustee for the applicable series or at our option by check mailed to the registered holders or, if so provided in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder.

Unless otherwise provided in the applicable prospectus supplement, holders of debt securities may transfer or exchange their debt securities at the office of the trustee at which its corporate trust business is principally administered in the United States or at the office of the trustee or the trustee’s agent in the Borough of Manhattan, the City and State of New York, at which its corporate agency business is conducted, subject to the limitations provided in the indenture, without the payment of any service charge, other than any tax or governmental charge payable in connection therewith.

Guarantees

H&R Block will irrevocably and unconditionally guarantee to each holder of a debt security the due and punctual payment of the principal of, and any premium and interest on, the debt security, when and as the same become due and payable, whether at maturity, upon acceleration, by call for redemption or otherwise. H&R Block has:

•	agreed that its obligations under the guarantees in the event of an event of default will be as if it were principal obligor and not merely surety, and will be enforceable irrespective of any invalidity, irregularity or unenforceability of any series of the debt securities or the indenture or any indenture supplement; and

•	waived its right to require the trustee or the holders to pursue or exhaust their legal or equitable remedies against us prior to exercising their rights under the guarantees.

Global Securities

The debt securities of a series may be issued in whole or in part in the form of one or more fully registered global securities that will be deposited with a depositary, or with a nominee for a depositary identified in the prospectus supplement relating to the series. In such case, one or more global securities will be issued in a denomination or aggregate denomination equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by the global security or securities. Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a global security may not be transferred except as a whole by the depositary for the global security to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary or by the depositary or any such nominee to a successor of the depositary or a nominee of the successor.

We will describe the specific terms of the depositary arrangement with respect to any portion of a series of debt securities represented by a global security in the prospectus supplement relating to the series. We anticipate that the following provisions will apply to all depositary arrangements.

Upon the issuance of a global security, the depositary for the global security will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global security to the accounts of persons that have accounts with the depositary, who are commonly referred to as “participants”. The amounts to be credited will be designated by any underwriters or agents participating in the distribution of the debt securities. Ownership of beneficial interests in a global security will be limited to participants or persons that may hold interest through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary for the global security (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). So long as the depositary for a global security, or its nominee, is the registered owner of the global security, the depositary or the nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a global security will not:

•	be entitled to have the debt securities represented by the global security registered in their names,

•	receive or be entitled to receive physical delivery of their debt securities in definitive form, or

•	be considered the owners or holders of the debt securities under the indenture.

We will pay to the depositary or its nominee, as the registered owner of a global security, the principal, premium, if any, and interest payments on debt securities represented by the global security. Neither we, nor the trustee or any paying agent for the debt securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a global security, upon receipt of any payment of principal, premium, or interest, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of the depositary. We also expect that payments by participants to owners of beneficial interests in the global security held through the participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in street name, and will be the responsibility of the participants.

If the depositary for any debt securities represented by a global security is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within 90 days, we will issue debt securities in definitive form in exchange for the global security. In addition, we may at any time and in our sole discretion determine not to have any of the debt securities of a series represented by one or more global securities. In such event, we will issue debt securities of the series in definitive form in exchange for the global security or securities representing the debt securities.

Subordination

Debt securities of any series may be subordinated to our senior indebtedness to the extent set forth in the prospectus supplement relating to that series. In general, senior indebtedness for any series of subordinated debt securities will be defined as:

•	indebtedness that we owe to banks, and

•	any other indebtedness that we designate as senior indebtedness with respect to that series.

The prospectus supplement relating to each series of subordinated debt securities will describe the specific terms and conditions of the subordination.

Upon any payment or distribution of our to creditors or upon a total or partial liquidation or dissolution of us or in a bankruptcy, receivership, or similar proceeding relating to us or our property—

•	holders of senior indebtedness will be entitled to receive payment in full in cash of the senior indebtedness before holders of subordinated debt securities will be entitled to receive any payment of principal, premium, or interest with respect to the subordinated debt securities, and

•	until the senior indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of senior indebtedness (except that the holders of subordinated debt securities may receive shares of stock and any debt securities that are subordinated to senior indebtedness to at least the same extent as the subordinated debt securities).

We may not —

•	make any payments of principal, premium, or interest with respect to subordinated debt securities,

•	make any deposit for the purpose of defeasance of the subordinated debt securities, or

•	repurchase, redeem, or otherwise retire any subordinated debt securities (except, in the case of subordinated debt securities that provide for a mandatory sinking fund, by our delivery of subordinated debt securities to the trustee in satisfaction of our sinking fund obligation)

if —

•	any principal, premium, if any, or interest with respect to senior indebtedness is not paid within any applicable grace period (including at maturity) or

•	any other default on senior indebtedness occurs and the maturity of the senior indebtedness is accelerated in accordance with its terms,

unless, in either case —

•	the default has been cured or waived and the acceleration has been rescinded,

•	the senior indebtedness has been paid in full in cash, or

•	the holders of the senior indebtedness give the trustee and us written notice approving the payment.

During the continuance of any default (other than those described above) under any senior indebtedness that permits the holders of the senior indebtedness to immediately accelerate the senior indebtedness’ maturity without further notice or the expiration of any applicable grace periods, we may not pay the subordinated debt securities for a period (the “payment blockage period”) commencing on the receipt by the trustee and us of written notice of the default from the representative of the senior indebtedness specifying an election to effect a payment blockage period (a “blockage notice”). The payment blockage period may be terminated before its expiration by —

•	written notice to the trustee and us from the person who gave the blockage notice,

•	repayment in full in cash of the senior indebtedness with respect to which the blockage notice was given, or

•	because the default giving rise to the payment blockage period is no longer continuing.

Unless the holders of the senior indebtedness have accelerated the maturity of their indebtedness, we may resume payments on the subordinated debt securities after the expiration of the payment blockage period. Not more than one blockage notice may be given in any period of 360 consecutive days unless the first blockage notice within the 360-day period is given by or on behalf of holders of senior indebtedness other than bank indebtedness, in which case the representative of the bank indebtedness may give another blockage notice within such period. In no event, however, may the total number of days during which any payment blockage period or periods is in effect exceed 179 days in the aggregate during any period of 360 consecutive days. After all senior indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities will be subrogated to the rights of holders of senior indebtedness to receive distributions applicable to senior indebtedness.

All payments by H&R Block pursuant to any guarantees of subordinated debt securities will be subordinated in right of payment to the prior payment in full of all senior indebtedness of H&R Block.

By reason of such subordination, in the event of insolvency, creditors of H&R Block and us who are holders of senior indebtedness, as well as certain general creditors of H&R Block and us, may recover more, ratably, than the holders of the subordinated debt securities.

Events of Default and Remedies

The following events are defined in the indenture as “events of default” with respect to each series of debt securities:

•	default in the payment of any installment of interest on any debt securities of that series as and when the same becomes due and payable (whether or not, in the case of subordinated debt securities, the payment is prohibited by reason of the subordination provisions described above) and continuance of the default for a period of 30 days;

•	default in the payment of principal or premium with respect to any debt securities of that series as and when the same becomes due and payable, whether at maturity, upon redemption, by declaration, upon required repurchase, or otherwise (whether or not, in the case of subordinated debt securities, the payment is prohibited by reason of the subordination provisions described above);

•	default in the payment of any sinking fund payment with respect to any debt securities of that series as and when the same becomes due and payable;

•	failure on the part of H&R Block or us to comply with the provisions of the indenture relating to consolidations, mergers and sales of assets;

•	failure on the part of H&R Block or us duly to observe or perform any of our other covenants or agreements with respect to that series, which failure continues for a period of 60 days after the date on which the trustee or the holders of at least 25% of the then outstanding principal amount of the debt securities of that series provide written notice specifying the failure and requiring H&R Block or us to remedy the same;

•	indebtedness of H&R Block or any its subsidiaries is not paid within any applicable grace period after final maturity or is accelerated by the holders of the indebtedness because of a default, but only if the total amount of the indebtedness unpaid or accelerated exceeds $100 million or the United States dollar equivalent at the time and the default remains uncured or the acceleration is not rescinded for 10 days after the date on which the trustee or the holders of at least 25% of the then outstanding principal amount of the debt securities of that series provide written notice specifying the failure and requiring H&R Block to remedy the same;

•	certain events of bankruptcy or insolvency occur with respect to H&R Block or us; or

•	any other event of default specified in the prospectus supplement for that series of debt securities.

An event of default with respect to one series of debt securities is not necessarily an event of default for another series.

If an event of default occurs and is continuing with respect to any series of debt securities, unless the principal and interest with respect to all the debt securities of that series have already become due and payable, either the trustee or the holders of at least 25% of the then outstanding principal amount of the debt securities of that series may declare the principal of (or, if the debt securities were issued at a discount below their stated principal amount and bear no interest or interest at a rate that at the time of issuance is below market, the portion of the principal amount as may be specified in the series) and interest on all the debt securities of that series due and payable immediately.

If an event of default occurs and is continuing, the trustee may —

•	institute any action or proceeding for the collection of the sums so due and unpaid or to enforce the performance of any provision of the debt securities of the affected series or the indenture,

•	prosecute any such action or proceeding to judgment or final decree, and

•	enforce any such judgment or final decree against us or any other obligor on the debt securities of that series.

In addition, if any proceedings for the bankruptcy or reorganization of us or any other obligor on the debt securities is pending, or if a receiver, trustee, or similar official is appointed for our or another obligor’s property, the trustee may file and prove a claim for the whole amount of principal, premium and interest (or, in the case of debt securities that are issued at a discount, the portion of the principal amount as may be specified in the terms of that series) owing and unpaid with respect to the debt securities.

No holder of any debt securities of any series will have any right to institute any action or proceeding upon or under or with respect to the indenture, for the appointment of a receiver or trustee, or for any other remedy, unless —

•	the holder previously has given written notice to the trustee that an event of default with respect to the debt securities of that series has occurred and is continuing,

•	the holders of at least 25% of the then outstanding principal amount of the debt securities of that series requested the trustee to institute such action or proceeding with respect to the event of default and have offered to the trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred by it in connection with the action or proceeding, and

•	the trustee, for 60 days after its receipt of the above notice, request, and offer of indemnity has failed to institute the action or proceeding and no direction inconsistent with the written request has been given to the trustee pursuant to the provisions of the indenture.

Prior to the acceleration of the maturity of the debt securities of any series, the holders of a majority of the then outstanding principal amount of the debt securities of that series may, on behalf of the holders of all debt securities of that series, waive any past default or event of default and its consequences for that series, except —

•	a default in the payment of the principal, premium or interest with respect to such debt securities, or

•	a default with respect to a provision of the indenture that cannot be amended without the consent of each holder affected thereby.

In case of any waiver, the default will cease to exist, any event of default arising therefrom will be deemed to have been cured for all purposes, and we, the trustee and the holders of the debt securities of that series will be restored to our former positions and rights under the indenture.

Within 90 days after the occurrence of a default known to the trustee with respect to a series of debt securities, the trustee will give to the holders of the debt securities of that series notice of all uncured defaults with respect to that series that are known to it, unless the defaults have been cured or waived before the giving of the notice. However, except in the case of default in the payment of principal, premium, or interest with respect to the debt securities of any series or in the making of any sinking fund payment with respect to the debt securities of any series, the trustee will be protected in withholding the notice if it in good faith determines that the withholding of the notice is in the interest of the holders of the debt securities.

Modification of the Indenture

H&R Block, the trustee and we may enter into supplemental indentures without the consent of the holders of debt securities issued under the indenture for one or more of the following purposes:

•	to evidence the succession of another person to us or H&R Block pursuant to the provisions of the indenture relating to consolidations, mergers, and sales of assets and the assumption by the successor of the covenants, agreements, and obligations of us or H&R Block in the indenture and in the debt securities;

•	to surrender any right or power conferred upon us or H&R Block by the indenture, to add to the covenants of us or H&R Block such further covenants, restrictions, conditions, or provisions for the protection of the holders of all or any series of debt securities as our board of directors or the board of directors of H&R Block consider to be for the protection of the holders of the debt securities, and to make the occurrence, or the occurrence and continuance of a default in any of such additional covenants, restrictions, conditions, or provisions, a default or an event of default under the indenture (provided, however, that with respect to any such additional covenant, restriction, condition, or provision, the supplemental indenture may provide for a period of grace after default, which may be shorter or longer than that allowed in the case of other defaults, may provide for an immediate enforcement upon the occurrence of the default, may limit the remedies available to the trustee upon the occurrence of the default, or may limit the right of holders of a majority in aggregate principal amount of any or all series of debt securities to waive the default);

•	to cure any ambiguity or to correct or supplement any provision contained in the indenture, in any supplemental indenture, or in any debt securities that may be defective or inconsistent with any other provision contained in the indenture; to convey, transfer, assign, mortgage, or pledge any property to or with the trustee, or to make such other provisions in regard to matters or questions arising under the indenture as do not adversely affect the interests of any holders of debt securities of any series;

•	to modify or amend the indenture to permit the qualification of the indenture or any supplemental indenture under the Trust Indenture Act as then in effect;

•	to add or change any of the provisions of the indenture to change or eliminate any restriction on the payment of principal or premium with respect to debt securities so long as any such action does not adversely affect the interest of the holders of debt securities in any material respect or permit or facilitate the issuance of debt securities of any series in uncertificated form;

•	to comply with the provisions of the indenture relating to consolidations, mergers, and sales of assets;

•	in the case of subordinated debt securities, to make any change in the provisions of the indenture relating to subordination that would limit or terminate the benefits available to any holder of senior indebtedness under such provisions (but only if the holder of senior indebtedness consents to the change);

•	to add additional guarantees with respect to the debt securities or to secure the debt securities;

•	to make any change that does not adversely affect the rights of any holder;

•	to add to, change, or eliminate any of the provisions of the indenture with respect to one or more series of debt securities, so long as any addition, change, or elimination not otherwise permitted under the indenture will (1) neither apply to any debt securities of any series created prior to the execution of the supplemental indenture and entitled to the benefit of such provision nor modify the rights of the holders of any such debt security with respect to such provision or (2) become effective only when there is no such debt security outstanding;

•	to evidence and provide for the acceptance of appointment by a successor or separate trustee with respect to the debt securities of one or more series and add to or change any of the provisions of the indenture that are necessary to provide for or facilitate the administration of the indenture by more than one trustee; and

•	to establish the form or terms of debt securities of any series.

With the consent of the holders of a majority of the then outstanding principal amount of the debt securities of each affected series, we, H&R Block and the trustee may from time to time and at any time enter into a supplemental indenture for the purpose of adding any provisions to, changing in any manner, or eliminating any of the provisions of the indenture or of any supplemental indenture or modifying in any manner the rights of the holder of the debt securities of that series.

Without the consent of the holders of each debt security so affected, no supplemental indenture will —

•	reduce the percentage in principal amount of debt securities of any series whose holders must consent to an amendment,

•	reduce the rate of or extend the time for payment of interest on any debt security,

•	reduce the principal of or extend the stated maturity of any debt security,

•	reduce the premium payable upon the redemption of any debt security or change the time at which any debt security may or will be redeemed,

•	make any debt security payable in a currency other than that stated in the debt security,

•	in the case of any subordinated debt security, make any change in the provisions of the indenture relating to subordination that adversely affects the rights of any holder under those provisions,

•	release any security that may have been granted with respect to the debt securities, or

•	make any change in the provisions of the indenture relating to waivers of defaults or amendments that require unanimous consent.

Certain Covenants

Limitation on Liens.  H&R Block may not, and may not permit any of its subsidiaries to, directly or indirectly, create or permit to exist any lien on any principal property (or any stock or indebtedness of a subsidiary that owns or leases a principal property), whether owned on the date of issuance of the debt securities or thereafter acquired, to secure any obligation, unless H&R Block contemporaneously secures the debt securities equally and ratably with (or prior to) that obligation. The preceding sentence will not require H&R Block to secure the debt securities if the lien consists of the following:

•	permitted liens; or

•	liens securing indebtedness if, after giving pro forma effect to the incurrence of such indebtedness (and the receipt and application of the proceeds thereof) or the securing of outstanding indebtedness, all indebtedness of H&R Block and its subsidiaries secured by liens on any principal property (other than permitted liens), at the time of determination does not exceed 10% of the total consolidated stockholders’ equity of H&R Block as shown on the audited consolidated balance sheet contained in the latest annual report to stockholders of H&R Block.

Under the indenture, a “principal property” is any property or assets owned by H&R Block or any of its subsidiaries other than any property which, in the good faith opinion of H&R Block’s board of directors, is not of material importance to the business conducted by H&R Block and its subsidiaries taken as a whole.

Under the indenture, the term “indebtedness” means, with respect to any person on any date of determination (without duplication) —

•	the principal of indebtedness of that person for borrowed money;

•	the principal of obligations of that person evidenced by bonds, debentures, notes or other similar instruments;

•	all obligations of that person that are required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with generally accepted accounting principles;

•	all obligations of that person to pay the deferred and unpaid purchase price of property or services other than trade payables;

•	all obligations of that person in respect of letters of credit or other similar instruments, other than obligations with respect to letters of credit securing obligations (other than obligations listed in the preceding four bullet points) entered into in the ordinary course of business, if the letters of credit are not drawn upon or, if drawn upon, the drawing is reimbursed with three business day after a demand for repayment has been made;

•	the amount of all obligations of that person with respect to the redemption, repayment or other repurchase of any disqualified stock, other than accrued dividends. “Disqualified stock” is any capital stock that by its terms (or by the terms of any security into which it is convertible of for which it is exchangeable) or upon the happening of any event —

•	matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise,

•	is convertible or exchangeable for indebtedness (other than preferred stock) or “disqualified stock” or

•	is redeemable at the option of the holder thereof, in whole or in part on or prior to the first anniversary of the maturity date of the debt securities.

•	all indebtedness of other persons secured by a lien on any asset of that person, whether or not the indebtedness is assumed by that person; provided, however, that the amount of the indebtedness will be the lesser of —

•	the fair market value of the asset at the date of determination; and

•	the amount of the indebtedness of the other persons; and

•	all indebtedness of other persons to the extent guaranteed by that person.

Under the indenture, “permitted liens” of any person are defined as —

•	pledges or deposits by that person under worker’s compensation laws, unemployment insurance laws, social security laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which that person is a party, or deposits to secure public or statutory obligations of that person or deposits of cash or bonds to secure performance, surety or appeal bonds to which that person is a party or which are otherwise required of that person, or deposits as security for contested taxes or import duties or for the payment of rent or other obligations of like nature, in each case incurred in the ordinary course of business;

•	liens imposed by law, such as carriers’, warehousemen’s, laborers’, materialmen’s, landlords’, vendors’, workmen’s, operators’, factors and mechanics liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings;

•	liens for taxes, assessments and other governmental charges or levies not yet delinquent or which are being contested in good faith by appropriate proceedings;

•	survey exceptions, encumbrances, easements or reservations of or with respect to, or rights of others for or with respect to, licenses, rights-of-way, sewers, electric and other utility lines and usages, telegraph and telephone lines, pipelines, surface use, operation of equipment, permits, servitudes and other similar matters, or zoning or other restrictions as to the use of real property or liens incidental to the conduct of the business of that person or to the ownership of its properties which were not incurred in connection with indebtedness and which do not in the aggregate materially adversely affect the value of the properties or materially impair their use in the operation of the business of that person;

•	liens existing on or provided for under the terms of agreements existing on date any debt securities are issued (including, without limitation, under H&R Block’s then existing credit agreement);

•	liens on property at the time H&R Block or any of its subsidiaries acquired the property or the entity owning the property; however, any such lien may not extend to any other property owned by H&R Block or any of its subsidiaries;

•	liens on any principal property, or any shares of stock or indebtedness of any subsidiary, that H&R Block or any subsidiary acquires after the date of the indenture that are created contemporaneously with such acquisition, or within 24 months after the acquisition, to secure or provide for the payment or financing of any part of the purchase price;

•	liens arising in connection with the securitization of any mortgage loans that H&R Block or any of its subsidiaries own;

•	liens arising in connection with the sale of any credit card receivables that H&R Block or any of its subsidiaries own;

•	liens securing the obligations of that person pursuant to any hedging agreements of the type customarily entered into for the purpose of limiting risk with respect to fluctuations in interest rates, foreign currency exchange rates, commodity prices or similar risks;

•	liens on property securing indebtedness that H&R Block or any of its subsidiaries incurs to provide funds for all or any portion of the cost of acquiring, constructing, altering, expanding, improving or repairing that property or assets used in connection with that property;

•	liens securing intercompany indebtedness owed to H&R Block or a wholly owned subsidiary of H&R Block;

•	liens on any property to secure indebtedness incurred in connection with the construction, installation or financing of pollution control or abatement facilities or other forms of industrial revenue bond financing or indebtedness issued or guaranteed by the United States, any state or any department, agency or instrumentality thereof;

•	liens required by any contract, statute, regulation or order in order to permit H&R Block or any of its subsidiaries to perform any contract or subcontract made by it with or at the request of the United States or any State thereof or any department, agency or instrumentality of either or to secure partial, progress, advance or other payments by H&R Block or any of its subsidiaries to the United States or any State thereof or any department agency or instrumentality of either pursuant to the provisions of any contract, statute, regulation or order;

•	liens securing indebtedness of joint ventures in which H&R Block or a subsidiary has an interest to the extent the liens are on property or assets of, those joint ventures;

•	liens resulting from the deposit of funds or evidences of indebtedness in trust for the purpose of defeasing indebtedness of H&R Block or any of its subsidiaries;

•	legal or equitable encumbrances deemed to exist by reason of negative pledges or the existence of any litigation or other legal proceeding and any related lis pendens filing (excluding any attachment prior to judgment lien or attachment lien in aid of execution on a judgment);

•	any attachment lien being contested in good faith and by proceedings promptly initiated and diligently conducted, unless the attachment giving rise to the lien will not, within 60 days after the entry thereof, have been discharged or fully bonded or will not have been discharged within 60 days after the termination of any such bond;

•	any judgment lien, unless the judgment it secures will not, within 60 days after the entry of the judgment, have been discharged or execution thereof stayed pending appeal, or will not have been discharged within 60 days after the expiration of any such stay;

•	liens to banks arising from the issuance of letters of credit issued by those banks;

•	rights of a common owner of any interest in property held by that person;

•	any defects, irregularities or deficiencies in title to easements, rights-of-way or other properties which do not in the aggregate materially adversely affect the value of the properties or materially impair their use in the operation of the business of the person; and

•	liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, of any indebtedness secured by any lien referred to in the foregoing clauses (e) through (p); provided, however, that —

•	the new lien must be limited to all or part of the same property that secured the original lien (plus improvements on the property), and

•	the indebtedness secured by the lien at such time is not increased to any amount greater than the sum of —

(B)	the outstanding principal amount or, if greater, committed amount of the indebtedness described under clauses (e) through (1) at the time the original lien became a permitted lien under the indenture, and

(C)	an amount necessary to pay any fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement.

Ownership of the Company.  So long as any of the debt securities are outstanding and subject to certain rights described below under “— Consolidation, Merger, and Sale of Assets”, H&R Block will continue to own, directly or indirectly, all of our outstanding voting shares.

Consolidation, Merger and Sale of Assets

Neither H&R Block nor we may consolidate with or merge with or into any person, or convey, transfer, or lease all or substantially all of our assets, unless the following conditions have been satisfied:

•	either (1) H&R Block is the continuing person in the case of a merger or (2) the surviving corporation is a corporation organized and existing under the laws of the United States, any State, or the District of Columbia and expressly assumes all of the obligations of us and H&R Block under the debt securities and the indenture;

•	immediately after giving effect to the transaction (and treating any indebtedness that becomes an obligation of the successor company or any subsidiary of H&R Block as a result of the transaction as having been incurred by the successor company or the subsidiary at the time of the transaction), no default or event of default would occur or be continuing; and

•	H&R Block has delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, or transfer complies with the indenture.

Satisfaction and Discharge of the Indenture; Defeasance

The indenture will generally cease to be of any further effect with respect to a series of debt securities if

•	we have delivered to the trustee for cancellation all debt securities of that series (with certain limited exceptions) or

•	all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year, and we have deposited with the trustee as trust funds the entire amount in the currency in which the debt securities are denominated sufficient to pay at maturity or upon redemption all of those debt securities.

In either case, we must also pay or cause to be paid all other sums payable by us under the indenture.

In addition, we have a “legal defeasance option” that permits us to terminate, with respect to the debt securities of any particular series, all of our obligations under those debt securities and the indenture with respect to those debt securities. If we exercise our legal defeasance option with respect to a series of debt securities, payment of those debt securities cannot be accelerated because of an event of default.

We also have a “covenant defeasance option” that permits us to terminate, with respect to the debt securities of any particular series, our obligations with respect to those debt securities under certain specified covenants contained in the indenture. If we exercise our covenant defeasance option with respect to any series of debt securities, payment of those debt securities cannot be accelerated because of an event of default related to the specified covenants.

We may exercise our legal defeasance option or our covenant defeasance option with respect to the debt securities of a series only if, among other things—

•	we irrevocably deposits in trust with the trustee cash or United States government securities sufficient to pay the principal, premium, and interest with respect to those debt securities to maturity or redemption, as the case may be,

•	we deliver to the trustee a certificate from a nationally recognized firm of independent accountants expressing their opinion that the payment of principal and interest when due and without reinvestment on the deposited U.S. government securities plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay the principal, premium, and interest when due with respect to all the debt securities of those series to maturity or redemption, as the case may be,

•	91 days after the deposit is made and during that 91-day period no default relating the bankruptcy or dissolution of us or H&R Block occurs that is continuing at the end of that period,

•	no event of default has occurred and is continuing on the date of the deposit and after giving effect to the deposit, and

•	the deposit does not constitute a default under any other agreement binding on us or H&R Block, and, in the case of subordinated debt securities, is not prohibited by the provisions of the indenture relating to subordination.

The trustee will hold in trust the cash or U.S. government securities deposited with it as described above and will apply the deposited cash and the proceeds from the deposited U.S. government securities to the payment of principal, premium, and interest with respect to the debt securities of the defeased series. In the case of subordinated debt securities, the money and U.S. government securities so held in trust will not be subject to the subordination provisions of the indenture.

The Trustee

We may maintain banking and other commercial relationships with the trustee and its affiliates in the ordinary course of business and the trustee may own debt securities.

Plan of Distribution

We may sell the debt securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to the public or to investors;

•	through agents to the public or to investors;

•	directly to investors;

•	through a number of direct sales or auctions performed by utilizing the Internet or a bidding or ordering system; or

•	through a combination of any of these methods of sale.

We may distribute the debt securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

Sale Through Underwriters

If we use underwriters in the sale, such underwriters will acquire the debt securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to certain conditions. The underwriters will be obligated to purchase all the debt securities of the series offered if any of the securities are purchased. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

Sale Through Agents

We may sell offered debt securities through agents designated by us. Unless indicated in the prospectus supplement, the agents will use their reasonable best efforts to solicit purchases for the period of their appointment.

Direct Sales

We may also sell offered debt securities directly. In this case, no underwriters or agents would be involved.

Sale Through the Internet

We may from time to time offer debt securities directly to the public, with or without the involvement of agents, underwriters or dealers, and may utilize the Internet or another electronic bidding or ordering system for the pricing and allocation of such debt securities. Such a system may allow bidders to directly participate, through electronic access to an auction site, by submitting conditional offers to buy that are subject to acceptance by us, and which may directly affect the price or other terms at which such securities are sold.

Such a bidding or ordering system may present to each bidder, on a real-time basis, relevant information to assist you in making a bid, such as the clearing spread at which the offering would be sold, based on the bids submitted, and whether a bidder’s individual bids would be accepted, prorated or rejected. Typically the clearing spread will be indicated as a number of basis points above an index treasury note. Other pricing methods may also be used. Upon completion of such an auction process, the debt securities will be allocated based on prices bid, terms of bid or other factors.

The final offering price at which debt securities would be sold and the allocation of debt securities among bidders, would be based in whole or in part on the results of the Internet bidding process or auction. Many variations of Internet auction or pricing and allocation systems are likely to be developed in the future, and we may utilize such systems in connection with the sale of debt securities. The specific rules of such an auction would be distributed to potential bidders in an applicable prospectus supplement.

If an offering is made using such a bidding or ordering system you should review the auction rules, as described in the prospectus supplement, for a more detailed description of such offering procedures.

General Information

Underwriters, dealers and agents that participate in the distribution of the offered debt securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the offered debt securities by them may be treated as underwriting discounts and commissions under the Securities Act. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

Legal Matters

The validity of the securities to be offered by this prospectus will be passed upon for us by Stinson Morrison Hecker LLP, Kansas City, Missouri.

Experts

The consolidated financial statements and financial statement schedule of H&R Block, Inc. and subsidiaries as of and for the year ended April 30, 2004 have been incorporated by reference herein in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing. The report of independent registered public accounting firm covering the April 30, 2004 consolidated financial statements refers to changes in methods of accounting to adopt Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments,” Emerging Issues Task Force Issue No, 00-21, “Revenue Arrangements with Multiple Deliverables,” and Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure” during the year ended April 30, 2004.

The consolidated financial statements of H&R Block, Inc. as of April 30, 2003 and for the years ended April 30, 2003 and 2002, incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended April 30, 2004, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

Block Financial LLC

  % Notes due 2013
Fully and Unconditionally Guaranteed by
H&R Block, Inc.

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

JPMorgan

HSBC

January   , 2008